EXHIBIT 2.1


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among:

                            TOWER SEMICONDUCTOR LTD.,
                               an Israel company;

                          ARMSTRONG ACQUISITION CORP.,
                           a Delaware corporation; and

                            JAZZ TECHNOLOGIES, INC.,
                             a Delaware corporation

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                            Dated as of May 19, 2008

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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of May 19, 2008, by and among: TOWER SEMICONDUCTOR LTD., an Israel company ("PARENT"); ARMSTRONG ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); and JAZZ TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

     A. The respective boards of directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective corporations and shareholders or stockholders, as applicable, that Merger Sub be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

     B. The board of directors of the Company has (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt this Agreement, all by a vote of the members of such board of directors present at a meeting to consider and vote upon such matters.

     C. The boards of directors of Parent and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

                                    AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3(b)) and in accordance with the Delaware General Corporation Law ("DGCL"), Merger Sub shall be merged with and into the Company (the merger of Merger Sub into the Company being referred to as the "MERGER") and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.


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     1.3 CLOSING; EFFECTIVE TIME OF THE MERGER.

          (A) The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California (or such other place or time as Parent and the Company may jointly designate in writing), as soon as practicable, but no later than two business days after the satisfaction or waiver of the last of the conditions set forth in Section 5 to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless the parties hereto otherwise agree in writing. The date on which the Closing actually takes place is referred to as the "CLOSING DATE."

          (B) Upon the terms and subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and Merger Sub and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually determined by the parties to this Agreement and set forth in such certificate of merger (the time as of which the Merger becomes effective being referred to as the "EFFECTIVE TIME").

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise jointly determined by Parent and the Company in writing prior to the Effective Time:

          (A) as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to EXHIBIT B, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

          (B) as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, but subject to Section 4.10(a), the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; PROVIDED, HOWEVER, that all references in such Bylaws to Merger Sub shall be amended to refer to "Jazz Technologies, Inc.";

          (C) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified; and

          (D) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of Merger Sub immediately prior to the Effective Time.


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     1.5 CONVERSION OF CAPITAL STOCK.

          (A) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

               (I) any shares of Company Common Stock held in the Company's treasury or held by the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (II) any shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (III) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock outstanding (including any outstanding shares of Company Common Stock that are unvested or are subject to any repurchase rights, risk of forfeiture or other condition in favor of the Company and any Company Common Stock held by any direct or indirect subsidiary of either the Parent (other than Merger Sub) or the Company) immediately prior to the Effective Time shall be converted into the right to receive 1.8 (the "EXCHANGE RATIO") ordinary shares, par value NIS 1.00 per share, of Parent ("PARENT ORDINARY SHARES"); and

               (IV) each share of common stock, $0.001 par value per share, of Merger Sub Ioutstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and each certificate evidencing ownership of shares of Merger Sub common stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of common stock of the Surviving Corporation.

          (B) The Exchange Ratio and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Ordinary Shares or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary Shares or Company Common Stock occurring or having a record date on or after the date of this Agreement and prior to the Effective Time.

          (C) No fraction of a Parent Ordinary Share will be issued by virtue of the Merger, but instead each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one Parent Ordinary Share for the five (5) most recent days that Parent Ordinary Shares have traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Global Market.


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     1.6 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK; CLOSING OF THE
COMPANY'S TRANSFER BOOKS. All Parent Ordinary Shares issued in exchange for shares of Company Common Stock in accordance with the terms hereof (including any cash in lieu of any fractional shares pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except for (and to the extent provided in Section 1.5) the right to receive the Parent Ordinary Shares and cash pursuant to Section 1.5 with respect to each of the shares of Company Common Stock evidenced by such certificates; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in
Section 1.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7 SURRENDER OF CERTIFICATES.

          (A) Prior to the Effective Time, (i) Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent with respect to the Merger (the "EXCHANGE AGENT"), and (ii) Parent shall cause to be made available to the Exchange Agent, for exchange in accordance with this Section 1, the Parent Ordinary Shares pursuant to
     Section 1.5(a)(iii), and cash amounts sufficient for payment in lieu of fractional shares pursuant to Section 1.5(c) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(c). The Parent Ordinary Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND."

          (B) Promptly (and in any event within five (5) business days after the Effective Time, subject to Parent and Exchange Agent receiving from the Company and its transfer agent all reasonably required information prior to the Effective Time), Parent shall cause the Exchange Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock described in Section 1.5(a)(iii) a form of letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Exchange Agent and shall contain such other customary provisions as Parent or the Exchange Agent may reasonably specify) and instructions for use in effecting the surrender of Company Stock Certificates previously representing such shares of Company Common Stock in exchange for certificates representing Parent Ordinary Shares pursuant to
     Section 1.5(a)(iii), cash in lieu of any fractional shares pursuant to
     Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c). Such letter of transmittal shall contain all reasonably required tax information, including tax information regarding the record holders of Company Common Stock, as Parent may reasonably require. Parent shall ensure that, upon proper surrender to the Exchange Agent of each such Company Stock Certificate, together with a properly executed letter of transmittal, the holder of such Company Stock Certificate (or, under the circumstances described in Section 1.7(f), the transferee of shares of Company Common Stock previously represented by such Company Stock Certificate) shall promptly receive in exchange therefor certificates representing the number of whole Parent Ordinary Shares into which their shares of Company Common Stock were converted pursuant to Section 1.5(a)(iii), payment in lieu of fractional shares which such holders have the right to receive pursuant to
     Section 1.5(c) and any dividends or other distributions payable pursuant to
     Section 1.7(c).


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          (C) Dividends or other distributions declared or made after the date of this Agreement with respect to Parent Ordinary Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Stock Certificates with respect to the Parent Ordinary Shares represented thereby when the holders of record of such Company Stock Certificates surrender such Company Stock Certificates.

          (D) On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Exchange Agent to deliver to the Surviving Corporation any portion of the Exchange Fund which has not been distributed to holders of Company Stock Certificates, and thereafter such holders shall be entitled to look solely to Parent and the Surviving Corporation with respect to the Parent Ordinary Shares pursuant to Section 1.5(a)(iii), cash in lieu of any fractional shares pursuant to
     Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c). Neither the Exchange Agent, Parent, nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

          (E) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Exchange Agent to issue and pay in exchange for such lost, stolen or destroyed Company Stock Certificate the Parent Ordinary Shares pursuant to Section 1.5(a)(iii), cash in lieu of any fractional shares pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c); PROVIDED, HOWEVER, that Parent may also, in its commercially reasonable discretion and as an additional condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Company Stock Certificates to deliver a bond in such sum as it may reasonably direct, in accordance with the Exchange Agent's customary policies, against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed.

          (F) If certificates representing Parent Ordinary Shares are to be issued in a name other than that in which the Company Stock Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Stock Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Parent Ordinary Shares in any name other than that of the registered holder of the Company Stock Certificates surrendered, or (ii) established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.


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          (G) The Surviving Corporation shall bear and pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the exchange of Company Common Stock for Parent Ordinary Shares (including any cash in lieu of any fractional shares pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.7(c)).

     1.8 COMPANY OPTIONS; RESTRICTED STOCK; WARRANTS.

          (A) COMPANY OPTIONS. At the Effective Time, each Company Option shall be assumed by Parent in accordance with Section 4.9(a).

          (B) COMPANY WARRANTS. At the Effective Time, each unexercised Company Warrant outstanding immediately prior to the Effective Time shall be assumed by Parent in accordance with Section 4.9(b).

          (C) RESTRICTED STOCK. If there are any outstanding shares of Company Common Stock that are unvested or are subject to any repurchase rights, risk of forfeiture or other condition in favor of the Company immediately prior to the Effective Time, then the Parent Ordinary Shares issued in exchange for such shares of Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including any requirement that any unvested shares be held in escrow), and the certificate representing such Parent Ordinary Shares may accordingly be marked with appropriate legends in the discretion of Parent.

     1.9 WITHHOLDING. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Section 1 to any holder or former holder of Company Common Stock such amounts as the Exchange Agent, Parent, the Company or the Surviving Corporation is required to deduct and withhold from such consideration under the Code or any corresponding provision of applicable state, local or foreign tax law or under any applicable Legal Requirement. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation shall take all action that may be necessary to ensure that any such amounts so deducted and withheld are timely and properly remitted to the appropriate tax authority. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     1.10 CERTAIN TAX MATTERS.

          (A) For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          (B) Notwithstanding any provision of this Agreement, Parent will not assume, or be responsible for, any federal, state, local or foreign income tax of any Company stockholder; provided however, that Parent shall assume and be responsible for any stock transfer or similar Tax on the issuance or registration of Parent Ordinary Shares imposed by any United States or Israeli tax authority whether or not such Tax is imposed on a Company stockholder or some other person.


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     1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take all such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered to Parent on the date of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

     2.1 DUE ORGANIZATION AND GOOD STANDING; SUBSIDIARIES.

          (A) Each of the Company and the Designated Subsidiaries is a corporation or limited liability company duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is organized, and has all requisite corporate or limited liability company power and authority necessary to: (i) carry on its business as it is now being conducted; and (ii) perform its obligations under all contracts to which it is a party or under which it has rights and/or obligations. The Company and each of the Designated Subsidiaries is duly qualified or licensed to do business and is in good standing in each state or foreign jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. Neither the Company nor any Designated Subsidiary has agreed or is obligated to make or may become obligated to make, any future investment in or capital contribution in any other Entity.

          (B) Part 2.1 of the Company Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction and form of organization of each such Subsidiary. As of the date of this Agreement, the aggregate dollar amount of the assets of each Subsidiary of the Company that is not a Designated Subsidiary, determined in accordance with GAAP, is less than 1% of the aggregate dollar amount of the consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP. For fiscal year 2007, the pre-tax operating income of each Subsidiary of the Company that is not a Designated Subsidiary, determined in accordance with GAAP, was less than 1% of the aggregate dollar amount of the consolidated pre-tax operating income of the Company and its Subsidiaries, determined in accordance with GAAP. All of the outstanding shares of capital stock or membership interests, as the case may be, of each Designated Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances.


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     2.2 CERTIFICATE OF INCORPORATION; BYLAWS. The Company has made available to
Parent or Parent's legal advisor: (i) copies of the Organizational Documents of the Company and each Designated Subsidiary, including all amendments thereto;
(ii) the stock or other equity records of the Company and each Designated Subsidiary; and (iii) except as set forth in Part 2.2 of the Company Disclosure Schedule, the minutes and other records as of the date of this Agreement of the meetings at which formal actions were taken or any actions taken by written consent without a meeting of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the stock or other equity records of the Company are accurate, up-to-date and complete in all material respects. Neither the Company nor any Designated Subsidiary is in violation of its Organizational Documents.

     2.3 CAPITALIZATION, ETC.

          (A) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock ("PREFERRED SHARES"). As of 5:00 p.m. Pacific Time on May 15, 2008: (i) 19,031,276 shares of Company Common Stock were issued and outstanding (including shares of Company Common Stock included in the Company Units), of which no shares were unvested or were subject to any repurchase rights, risk of forfeiture or other similar condition in favor of the Company; (ii) no Preferred Shares were issued or outstanding; (iii) 33,033,013 shares of Company Common Stock were issuable upon exercise of Company Warrants that were issued and outstanding (including shares of Company Common Stock issuable upon exercise of Company Warrants included in the Company Units); (iii) 3,108,618 shares of Company Common Stock were issuable upon exercise of options issued pursuant to the Company Equity Plan; and (iv) 17,489,813 shares of Company Common Stock were issuable upon conversion of $128,200,000 aggregate principal amount of Convertible Notes. As of 5:00 p.m. Pacific Time on May 15, 2008, 2,064,090 Company Units were outstanding (which Company Units are included in the totals above). Between 5:00 p.m. Pacific Time on May 15, 2008 and the date of this Agreement, the Company has not issued any shares of Company Common Stock except upon exercise of outstanding Company Options or Company Warrants or conversion of outstanding Convertible Notes in accordance with their terms. As of the date of this Agreement, 4,366,544 shares of Company Common Stock were reserved for future issuance pursuant to the Company Equity Plan. The Company has made available to Parent or Parent's legal advisor copies of
     (A) the Company Equity Plan, which covers the stock options and restricted stock awards granted by the Company that are outstanding as of the date of this Agreement, and (B) the forms of all stock option agreements and restricted stock award agreements evidencing such options and stock awards.

          (B) All the outstanding shares of capital stock of the Company and each Designated Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.


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          (C) Except as set forth in Part 2.3(c) of the Company Disclosure
     Schedule: (i) none of the outstanding shares of capital stock of the Company and the Designated Subsidiaries is entitled or subject to any preemptive right or right of participation; (ii) none of the outstanding shares of the capital stock of the Company and the Designated Subsidiaries is subject to any right of first refusal or similar right in favor of the Company; and (iii) there is no agreement in place relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the capital stock of the Company or the Designated Subsidiaries.

          (D) Part 2.3(d) of the Company Disclosure Schedule accurately sets forth with respect to each outstanding Company Option under the Company Equity Plan as of 5:00 p.m. Pacific Time on May 5, 2008: (i) the name of the holder; (ii) the exercise price per share; (iii) the total number of shares subject to such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule; and (vi) whether such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code. Between 5:00 p.m. Pacific Time on May 5, 2008 and the date of this Agreement: (i) the Company has not granted any Company Options; (ii) no outstanding Company Option has been amended, modified or changed; and (iii) Part 2.3(d) of the Company Disclosure Schedule shall have only changed to the extent that outstanding Company Options have been exercised in accordance with their terms. All Company Options (including those that have been exercised, terminated, expired, forfeited or otherwise cancelled) were issued at a strike price at least equal to fair market value such that the fair market value on the grant date equaled or exceeded the fair market value on the financial measurement date for each such Company Option or, with respect to Company Options that were not issued in such a manner, the Company recorded an appropriate compensation charge in its financial statements relating to such grants in the appropriate period and reported such in its financial statements and Company Returns during the required period.

          (E) Except for options, rights, securities and plans referred to in
     Section 2.3(a) and except as set forth in Part 2.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or stock appreciation right or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary of the Company; (ii) outstanding restricted stock award, restricted stock unit award, performance stock award or performance cash award; (iii) outstanding security, instrument or obligation that is or would reasonably be expected to become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary of the Company; (iv) contract under which the Company or any Subsidiary of the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) to the Knowledge of the Company, condition or circumstance that would reasonably be expected to provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any capital stock of the Company or other securities of the Company.

          (F) All outstanding shares of capital stock, options, warrants, stock appreciation rights and other securities or equity interests of the Company and the Designated Subsidiaries have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.


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          (G) All of the outstanding membership interests or other equity interests of each of the Company's Subsidiaries: (i) have been duly authorized and validly issued; (ii) are nonassessable and free of preemptive rights, with no obligation to contribute additional capital; and
     (iii) except as set forth in Part 2.3(g) of the Company Disclosure Schedule, are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than Permitted Encumbrances).

     2.4 SEC FILINGS; FINANCIAL STATEMENTS; ABSENCE OF LIABILITIES; FINANCIAL CONTROLS.

          (A) All registration statements (on a form other than Form S-8), annual and quarterly reports and definitive proxy statements required to be filed by the Company with the SEC between March 13, 2006 and the date of this Agreement (the "COMPANY SEC DOCUMENTS") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (B) The financial statements (including any related notes) contained in the Company SEC Documents, including the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2008 and the related unaudited consolidated statement of income, statement of stockholders' equity and statement of cash flows of the Company and its consolidated Subsidiaries for the quarter then ended, together with the notes thereto (the "UNAUDITED INTERIM FINANCIALS"), were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby (except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments, which are not reasonably expected to be, individually or in the aggregate, material in magnitude).

          (C) Neither the Company nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents and the Unaudited Interim Financials; (ii) liabilities incurred since March 28, 2008 and in the ordinary course of business, (iii) liabilities and obligations incurred in connection with the Company's performance of its obligations under this Agreement and the transactions contemplated hereby, (iv) liabilities described in Part 2.4(c) of the Company Disclosure Schedule; and (v) liabilities incurred on or following the date of this Agreement to the extent such liabilities were permitted to be incurred under Section 4.1(b) hereof or incurred with Parent's consent.

          (D) Since January 1, 2005, neither the Company nor any Designated Subsidiary has effected or maintained any "off-balance sheet arrangement" (as defined in Item 303(c) of Regulation S-K of the SEC).

          (E) The Company and the Designated Subsidiaries maintain adequate internal accounting controls that are reasonably sufficient to provide reasonable assurance that: (i) transactions are executed only with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries in accordance with GAAP and to maintain accountability for the assets of the Company and the Designated Subsidiaries; (iii) access to the assets of the Company and the Designated Subsidiaries is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the unauthorized acquisition, use or disposition of the Company's assets that could materially affect the Company's financial statements are prevented or detected in a timely manner.

          (F) The Company's "disclosure controls and procedures" (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) are reasonably designed to ensure that material information required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

          (G) The Company's management has completed assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (the "SARBANES-OXLEY ACT"), for the year ended December 28, 2007, and such assessment concluded that such controls were effective. The Company has made available to Parent or Parent's legal advisor any material communication made by management or the Company's auditors prior to the date of this Agreement to the audit committee required or contemplated by listing standards of the American Stock Exchange, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. As of the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company or Subsidiary of the Company employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws by the Company, any Subsidiary of the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the Company's board of directors or the Company's board of directors.

          (H) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, and with applicable listing and other rules and regulations of the American Stock Exchange and has not received any notice from the American Stock Exchange asserting any non-compliance with such rules and regulations. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit", including in the form a personal loan to directors or executive officers within the meaning of
     Section 13(k) of the Exchange Act.

     2.5 ABSENCE OF CERTAIN CHANGES. Between December 28, 2007 and the date of this Agreement, neither the Company nor any of the Designated Subsidiaries has:
(a) suffered any adverse change with respect to its business, customers, suppliers or financial condition which has had a Material Adverse Effect on the Company; (b) suffered any loss, damage or destruction to, or interruption in use of, any of its material assets; (c) amended its Organizational Documents, or effected or been a party to (other than as a stockholder) any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (d) lent money to any Person (other than advances made to employees, directors or agents for business expenses and loans made to employees to acquire shares of Company Common Stock upon exercise of Company Options, each in the ordinary course of business and consistent with past practice); (e) incurred any indebtedness for borrowed money or guaranteed any such indebtedness involving more than $100,000 in the aggregate; (f) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP; (g) (i) acquired any asset (tangible or intangible), or group of related assets, for a purchase price exceeding $250,000 (other than the acquisition of raw materials or supplies in the ordinary course of business consistent with past practice or capital expenditures not prohibited by Section 4.1(b)(xvii), or (ii) sold or otherwise transferred or otherwise disposed of any material asset (including, without limitation, any fixed asset with a purchase price, at the time it was originally purchased, greater than $100,000 and the membership interest (all or a portion) in Shanghai Hau Hong Nec Electronics Company, Ltd. ("HHNEC")) (other than the sale of finished goods inventory in the ordinary course of business, scrapped inventory and the disposal of obsolete equipment consistent with past practice), or (iii) entered into a license or lease for any asset involving the payment of, or the receipt of, payments greater than $100,000 in any twelve month period or $200,000 over the term of the license or lease; (h) declared, set aside or paid any dividend or made any other distribution with respect to the outstanding shares of Company Common Stock or repurchased or redeemed any shares of Company Common Stock, Company Warrants, Convertible Notes or other securities; (i) acquired any equity interest or voting interest in any Entity (other than a Subsidiary disclosed in Part 2.1 of the Company Disclosure Schedule); (j) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company and it Subsidiaries between December 28, 2007 and the date of this Agreement, exceeds an aggregate of $2,500,000; (k) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in an amount that is individually greater than $100,000 or in the aggregate greater than $400,000; (l) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances; (m) (i) granted any Stock Award (as such term is defined in the Company Equity Plan) or similar award or (ii) established or adopted any employee benefit plan, paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than payments or increases required pursuant to a Labor Agreement (as defined below), any employee benefit plan or any employment agreement as in effect on the date hereof and salary increases and bonus payments for non-executive employees in the ordinary course of business consistent with past practice both in terms of timing and amount), or hired any new officer or any new employee whose annual base compensation is greater than $100,000; (n) made any material tax election; (o) commenced or settled any Legal Proceeding (i) involving damages for greater than $100,000,
(ii) involving the payment of more than $100,000, or (iii) seeking specific performance or injunctive relief; (p) received a written claim by a third party in which the commencement of a Legal Proceeding is threatened; or (q) entered into any binding agreement to take any of the actions referred to in clauses "(c)" through "(p)" of this sentence.

     2.6 IP RIGHTS.

          (A) Part 2.6(a) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement:

               (I) In Part 2.6(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which the Company or any of its Subsidiaries has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

               (II) in Part 2.6(a)(ii) of the Company Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company or any of its Subsidiaries (other than any non-customized software (including shrink-wrap, off-the-shelf or commercially available software), that: (1) is so licensed in executable or object code form pursuant to a nonexclusive software license, (2) is used by the Company and its Subsidiaries for administrative, financial, or other non-operational purposes; and (3) is generally available on standard terms for less than $10,000 per month or less than $120,000 per year); and (B) the corresponding contract or contracts pursuant to which such Intellectual Property Rights or Intellectual Property are licensed; and

               (III) in Part 2.6(a)(iii) of the Company Disclosure Schedule, each written contract under which a license or similar right (other than an ownership interest) is held by any third party in or to any of the Company Owned IP (other than nonexclusive licenses granted to customers in the ordinary course of business).

Complete and accurate copies of each contract identified in Part 2.6(a)(ii) or
Part 2.6(a)(iii) of the Company Disclosure Schedule have been made available to Parent or Parent's legal advisor. Except for any exclusive licenses granted to third parties in or to the Company Owned IP, no material Company Owned IP is subject to any contract containing any covenant or other provision that limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company Owned IP anywhere in the world in a manner that would reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries as currently conducted.

               (IV) Part 2.6(a)(iv) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each written contract pursuant to which any material Intellectual Property was developed by the Company or any Subsidiary of the Company or by a third party, where the terms of such contract expressly contemplate
          (A) the development of any Intellectual Property by such third party, where the Company or Subsidiary owns the resulting Intellectual Property and Intellectual Property Rights as Company Owned IP (excluding employee proprietary inventions and assignment agreements and any agreements pursuant to which a individual consultant or independent contractor performed services on a full-time basis on behalf of the Company or Subsidiary while onsite at the Company or Subsidiary facilities); (B) the development of any Intellectual Property by the Company or any Subsidiary of the Company on behalf of such third party, where the third party exclusively or jointly owns the resulting Intellectual Property; or (C) the collaborative development of Intellectual Property by the Company or any Subsidiary of the Company and such third party, such as (1) development to allow such third party to offer their design Intellectual Property commercially, (2) customer support process or design modifications or
          (3) education research development, other than those agreements already disclosed in response to (a) or (b) above.

          (B) The Company and its Subsidiaries exclusively own all right, title and interest to and in the Company Owned IP (other than Registered IP identified in Part 2.6(a)(i) of the Company Disclosure Schedule as being subject to the ownership interest of another Person) free and clear of any Encumbrances (other than Permitted Encumbrances and other than nonexclusive licenses granted pursuant to the contracts listed in Part 2.6(a)(iii) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

               (I) all documents and instruments necessary to perfect the rights of the Company and its Subsidiaries in the Company Owned IP that is Registered IP have been validly executed, delivered and filed (on or before any applicable deadline) with the appropriate Governmental Entity;

               (II) each Person who is or was an employee, consultant or independent contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property intended to be Company Owned IP, or who is or was named as an inventor on any patent application filed or owned by the Company or any of its Subsidiaries, has signed one or more agreements containing an assignment of that Person's Intellectual Property Rights to the Company or one of its Subsidiaries and confidentiality provisions protecting the Company Owned IP;

               (III) no past or current employee, consultant or independent contractor of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP;

               (IV) to the Knowledge of the Company, no employee, consultant or independent contractor of the Company or any of its Subsidiaries is in breach of any contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality where the cause or nature of the breach arises out of any services, including the development of any Company Owned IP, performed by such employee, consultant or independent contractor for the Company or any of its Subsidiaries;

               (V) no funding, facilities or personnel of any Governmental Entity or any university or other educational institution were used to develop or create, in whole or in part, any Company Owned IP;

               (VI) each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held or purported to be held as a trade secret by such Company or Subsidiary;

               (VII) in the two (2) year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Company Owned IP to any other Person; and

               (VIII) except for any Process Technology expressly identified as being licensed from third parties in Part 2.6(b)(viii) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own all right, title, and interest in and to all Process Technology used in the conduct of the business as currently conducted.

          (C) To the Knowledge of the Company, all material Intellectual Property and Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted are (A) exclusively owned by the Company and its Subsidiaries, (B) licensed to the Company and its Subsidiaries or (C) otherwise in the possession or control of the Company (or any of its Subsidiaries) subject to the Company's (or any of its Subsidiaries') lawful right to either use such Intellectual Property or exercise such Intellectual Property Rights, as applicable, in each case to the extent necessary to conduct the business of the Company and its Subsidiaries as currently conducted, which right may have been acquired by means of an express or implied license; the application of the doctrine of fair use, patent exhaustion, first sale, or any other similar legal doctrine in any jurisdiction worldwide; the entry of such Intellectual Property into the public domain; joint ownership; a covenant-not-to-assert; or any other right, immunity, or privilege arising under applicable law. The parties acknowledge and agree that the foregoing statement does not constitute a representation or warranty as to, and is not intended to apply to, any potential, actual or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person by the Company or any of its Subsidiaries.

          (D) To the Knowledge of the Company, (A) all Company Owned IP that is material Registered IP (other than pending applications for Registered IP) is valid in all material respects; and (B) all Company Owned IP that consists of a material copyright (whether registered or unregistered) is valid and subsisting in all material respects. Without limiting the generality of the foregoing:

               (I) no registered trademark or service mark owned by the Company or any of its Subsidiaries, and no other trademark or service mark currently being used by the Company or any of its Subsidiaries in the ordinary course of business (collectively, "COMPANY TRADEMARKS"), conflicts with any registered trademark of any other Person in any jurisdiction where the Company or any of its Subsidiaries currently markets or promotes (directly or through any Person who is authorized by the Company or any of its Subsidiaries to so market and promote) any of their products or services through the use of the Company Trademarks, where as a result of such conflict, the Company and its Subsidiaries would not be able to use such Company Trademarks in such jurisdiction;

               (II) except for the Registered IP listed in Part 2.6(d)(ii) of the Company Disclosure Schedule, which the Company or its Subsidiaries has elected to abandon as of the date of this Agreement or may elect to abandon following the date of this Agreement in accordance with
          Section 4.1(b)(xiii), each item of Company Owned IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each item of material Company Owned IP that is Registered IP in full force and effect have been made by the applicable deadline;

               (III) all applications, material correspondence and other material documents related to each such item of Registered IP referenced in subsection (d)(ii) above provided or made available to Parent or its legal advisors are complete and accurate; and

               (IV) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Owned IP is being, has been or is expected to be contested or challenged.

          (E) Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated by this Agreement, will, with or without notice or the lapse of time, give any other Person the right or option to cause:
     (i) a loss of, or Encumbrance on, any Company Owned IP; (ii) the release, disclosure or delivery of any Company Owned IP by any escrow agent to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other material right or interest, such as an ownership interest or covenant-not-to-sue, under, in or to any material Company Owned IP.

          (F) To the Knowledge of the Company, since March 12, 2002, no Person has infringed, misappropriated, or otherwise violated any Company Owned IP, and (ii) no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP.

          (G) (A) To the Knowledge of the Company, since March 12, 2002, neither the Company nor any of its Subsidiaries, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right (including patent rights) of any other Person; and (B) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

               (I) no infringement, misappropriation or similar Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any other Person who, as a party to one of the contracts listed in Part 2.6(a)(iii) of the Company Disclosure Schedule, may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of the Designated Subsidiaries with respect to such Legal Proceeding;

               (II) in the two (2) year period prior to the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries or any of their employees, consultants, or independent contractors, of any Intellectual Property Right of another Person;

               (III) neither the Company nor any Subsidiary of the Company is bound by any contract to indemnify, hold harmless or reimburse any other Person with respect to, or has assumed, pursuant to any contract, any existing or potential liability of another Person for, any intellectual property infringement, misappropriation or similar claim (other than any obligation entered into in the ordinary course of business that (A) requires the Company or such Subsidiary to indemnify a wafer fabrication customer against third-party claims alleging that the Process Technology infringes a third-party Intellectual Property Right, and (B) is limited to an aggregate liability that does not exceed the total consideration paid or payable by such customer to the Company or such Subsidiary, and other than pursuant to any express indemnification provisions in contracts identified in Part 2.6(g) of the Company Disclosure Schedule); and

               (IV) to the Knowledge of the Company, no Legal Proceeding involving any Intellectual Property Right licensed to the Company or any of the Designated Subsidiaries pursuant to a contract identified in Part 2.6(a)(ii) of the Company Disclosure Schedule is pending, except for any such Legal Proceeding that would not reasonably be expected to have a material and adverse affect on the use or exploitation of such Intellectual Property Right by the Company or any of its Subsidiaries.

          (H) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other third party and neither the Company or any of its Subsidiaries has, as of the date of this Agreement, any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the release of any source code for any Company Software from any escrow agent or other third party to any other Person who is not, as of the date of this Agreement, an employee, consultant or independent contractor of the Company or any of its Subsidiaries (except for licenses to the source code for any Company Software licensed to third parties in the ordinary course of business).

          (I) The Company has paid in full, on or before the due date, all amounts owed pursuant to the cross-license agreement identified in Part 2.6(a)(ii) and Part 2.6(a)(iii) of the Company Disclosure Schedule, other than payments that are not yet due.

          (J) No Company Software has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Open Source Software under an Open Source License in a manner which would require that such Company Software (excluding the original Open Source Software) be disclosed or distributed in source code form or made available at no charge.

          (K) Neither the Company nor any of its Subsidiaries has contributed or licensed, or agreed to contribute or license, any Company Owned IP to or through any standards body, standard setting organization, industry consortium, licensing pool, governmental entity, or other industry group or consortium (each, a "STANDARDS BODY"). Neither the Company nor any of its Subsidiaries is a member of any Standards Body and has not participated in the development or approval of any standards or specifications proposed or established by any Standards Body. Neither the Company nor any of its Subsidiaries has agreed to dedicate any Company Owned IP to the public, or to make generally available in connection with any Standards Body any licenses to any Company Owned IP (1) on a royalty free basis, or (2) on fair, reasonable and non-discriminatory terms.

     2.7 TITLE TO ASSETS; REAL PROPERTY; EQUIPMENT; LEASEHOLDS.

          (A) The Company or one of its Subsidiaries owns, and has good title to, or in the case of assets purported to be leased by the Company or its Subsidiaries, leases and has valid leasehold interest in, all material assets necessary for the conduct of the business of the Company and each Designated Subsidiary as currently conducted. Each such asset is owned or leased free of any Encumbrances (other than Permitted Encumbrances). Neither the Company nor any Designated Subsidiary owns any real property or interest in real property, except for the leaseholds created under the lease agreements identified on Part 2.7 of the Company Disclosure Schedule and the fixtures appurtenant thereto (the "LEASED PROPERTIES" and "LEASE AGREEMENTS", respectively).

          (B) All material items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are, taken as a whole, adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted).

          (C) No Lease Agreement has been assigned or is subject to any sublease, and no Person (other than the Company or a Subsidiary of the Company) is in possession of any portion of the Leased Properties other than the Company or a Subsidiary of the Company to the extent subject to the Lease Agreements. All improvements constructed by any the Company or a Subsidiary of the Company within the Leased Properties were constructed in compliance in all material respects with all building codes, zoning ordinances and all other applicable Legal Requirements.

          (D) As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice of any condemnation or eminent domain proceeding pending or threatened against the Leased Properties or any part thereof.

          (E) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company concerning the Leased Properties which would reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries to operate their businesses as currently conducted. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any Governmental Body that any condition on or improvements located on any of the Leased Properties are in violation of any applicable building codes, zoning or land use laws, or other law, order, ordinance, rule or regulation affecting the property.

     2.8 CONTRACTS.

          (A) Part 2.8(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which the Company or any of its Subsidiaries is a party:

               (I) each contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement);

               (II) any contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor providing for a base annual compensation for any such Person greater than $100,000 other than employment agreements that may be terminated at will without payment of severance or other similar obligations (other than in accordance with the general severance policy), (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities, excluding payments constituting base salary and sales commissions) in excess of $75,000 to any current or former employee or director, or (D) pursuant to which the Company or any of its Subsidiaries is or may become obligated to provide any form of compensation, increase benefits, or accelerate the vesting of any benefits, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events), or to calculate the value of any benefits on the basis of any of the transactions contemplated by this Agreement;

               (III) each contract that restricts the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business, or any contract that limits the ability of the Company to acquire a product or asset from another Person;

               (IV) each joint venture agreement or partnership agreement with a third party, other than agreements in the ordinary course relating to the design and manufacture of products for customers;

               (V) each employment contract with any director or officer of the Company or its Designated Subsidiaries, other than non-binding offer letters;

               (VI) each contract that provides for indemnification of any officer, director, employee or agent;

               (VII) each contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any of the Company's securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any of the Company's securities, or (C) providing the Company or any Subsidiary of the Company with any right of first refusal with respect to, or right to repurchase or redeem, any of the Company's securities;

               (VIII) each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries;

               (IX) each customer or supply contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Subsidiary of the Company paid or received in excess of $400,000 in fiscal year 2007 or is expected to pay or receive in excess of $400,000 in fiscal year 2008;

               (X) each material "single source" supply contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source or where procuring a replacement supplier would reasonably be expected to result in a material increase in costs;

               (XI) each distribution, agency or franchise contract;

               (XII) each collective bargaining agreement;

               (XIII) each lease involving real property pursuant to which the Company or any of its Subsidiaries is required to pay a monthly rental in excess of $10,000;

               (XIV) each lease or rental contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any of its Subsidiaries is required to make rental payments in excess of $200,000 per year;

               (XV) each consulting contract providing for compensation in excess of $100,000 per year that is not terminable by the Company or any of its Subsidiaries on notice of 90 days or less;

               (XVI) each contract relating to the acquisition, sale or disposition of any business unit or product line of the Company and its Subsidiaries since December 31, 2005 or pursuant to which the Company or any of its Subsidiaries has any remaining obligations;

               (XVII) each contract (A) containing "standstill" or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of an Entity, or
          (B) imposing any right of first negotiation, right of first refusal or similar right on the Company or a Subsidiary of the Company;

               (XVIII) each contract creating a manufacturing supply arrangement pursuant to which the Company or any Subsidiary may require a third party to manufacture completed semiconductor wafers or pursuant to which the Company or any Subsidiary is required to purchase completed semiconductor wafers from a third party;

               (XIX) any contract relating to the creation of an Encumbrance (other than Permitted Encumbrances) with respect to any asset of the Company or any of its Subsidiaries;

               (XX) each contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Affiliate of the Company other than purchase or sales of products on arms length terms in the ordinary course of business;

               (XXI) each contract that grants to any third party exclusive rights under any Company Owned IP; and

               (XXII) any other contract, if a breach of or the termination of such contract would reasonably be expected to have or result in a Material Adverse Effect on the Company;

(each contract listed in Part 2.8(a) of the Company Disclosure Schedule being referred to as a "MATERIAL CONTRACT").

The Company has made available to Parent or Parent's legal advisor accurate and complete copies of all Material Contracts in effect as of the date of this Agreement, including all amendments thereto. There are no existing material breaches or defaults on the part of the Company or any of its Subsidiaries under any Material Contract; and, to the Knowledge of the Company, as of the date of this Agreement, there are no existing material breaches or defaults on the part of any other Person under any Material Contract. Except for Material Contracts which expire or are not renewed after the date of this Agreement in accordance with their terms, each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Subsidiary of the Company that is a party to such Material Contract, and, to the Knowledge of the Company, is enforceable against the other parties thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Material Contract, (B) give any party to a Material Contract the right to accelerate the maturity or performance of any Material Contract, or
(C) give any party to a material contract the right to cancel, terminate or materially modify any Material Contract. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any unresolved issue that would constitute a material violation or material breach of, or default under, any Material Contract. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has knowingly waived any of its material rights under any Material Contract except in the ordinary course of business.

          (B) Except as set forth in Part 2.8(b) of the Company Disclosure
     Schedule:

               (I) since December 31, 2005, neither the Company nor any Subsidiary of the Company has received any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any contract or bid with an United States Governmental Entity;

               (II) since December 31, 2005, the Company and its Subsidiaries have complied with (A) all applicable Legal Requirements incorporated expressly by reference or by operation of applicable law with respect to all Government Contracts and government bids, and (B) all material terms and conditions with respect to all Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference, or by operation of applicable law;

               (III) the Company and its Subsidiaries have not, in obtaining or performing any Government Contract, violated, to the extent applicable, (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto,
          (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD5220.22-M), (H) the Defense Industrial Security Regulation (DOD5220.22-R) or any related security regulations or (I) any other applicable procurement law or regulation or other similar Legal Requirement;

               (IV) since December 31, 2005, all facts set forth in or acknowledged by any of the Company or a Subsidiary of the Company in any certification, representation, warranty or disclosure statement submitted by the Company or a Subsidiary of the Company (as applicable) with respect to any Government Contract or government bid were current, accurate and complete in all material respects as of the date indicated in such submission or as of such other date as required by the Government Contract and government bid;

               (V) neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no current employee of the Company or its Subsidiaries, has been (during the three years prior to the date of this Agreement) debarred or formally suspended from doing business with any Governmental Entity;

               (VI) no negative determination of responsibility has been issued against and provided to the Company or any Subsidiary of the Company in connection with any Government Contract or government bid and, to the Knowledge of the Company, no circumstances exist that would warrant a negative determination of responsibility against the Company or any Subsidiary of the Company in connection with any Government Contract or government bid;

               (VII) since December 31, 2005, no Government Contract performed by the Company or any Subsidiary of the Company has been terminated for convenience or default;

               (VIII) no cost incurred by the Company or any Subsidiary of the Company pertaining to a Government Contract has been questioned, challenged, investigated, or disallowed;

               (IX) there is not and, since December 31, 2005, has not been any
          (A) administrative, civil, criminal or other investigation, audit, Legal Proceeding, or indictment involving the Company or its Subsidiaries arising under or relating to the award or performance of any Government Contract, (B) outstanding material claim against the Company or its Subsidiaries by, or dispute involving any of the Company or its Subsidiaries with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, or (C) final decision of any United States Governmental Entity against the Company or its Subsidiaries;

               (X) no payment has been made by the Company or any Subsidiary of the Company or by any Person acting on their behalf to any Person (other than to any bona fide employee or agent (as defined in subpart
          3.4 of the FAR)) which is or was contingent upon the award of any government contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

               (XI) neither the Company nor its Subsidiaries has made any disclosure since December 31, 2005 to any United States Governmental Entity with respect to any Government Contract or government bid pursuant to any voluntary disclosure agreement;

               (XII) in each case in which any of the Company or a Subsidiary of the Company has delivered or otherwise provided any technical data, computer software or other Intellectual Property to any United States Governmental Entity in connection with any Government Contract, the Company or Subsidiary of the Company (as applicable) has provided such technical data, computer software and other Intellectual Property solely as a "commercial item" pursuant to the Company's or Subsidiary's (as applicable) commercial terms and conditions; and

               (XIII) there are no "most favored nation" or similar price reduction clauses in Government Contracts performed by the Company any Subsidiary of the Company.

     2.9 COMPLIANCE WITH LEGAL REQUIREMENTS.

          (A) As of the date of this Agreement, the Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to their businesses. Except as set forth in Part 2.9(a) of the Company Disclosure Schedule, since December 31, 2005, neither the Company nor any Subsidiary has (a) received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with any material provision of, any Legal Requirement or
     (b) filed or otherwise provided any written notice to any Governmental Entity regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement. There is no such notice outstanding or unresolved as of the date of this Agreement.

          (B) The Company and each Subsidiary is in compliance in all material respects with applicable provisions of United States export, re-export and import control laws and regulations related to the export or transfer of commodities, software and technology, including the Export Administration Regulations (15 C.F.R. ss.ss. 730-774); the International Traffic in Arms Regulations (22 C.F.R. ss.ss. 120-130); the economic sanctions regulations administered by the Office of Foreign Assets Control (31 C.F.R. ss.ss. 500-598); and the Customs Regulations (19 C.F.R. ss.ss. 1-357).

          (C) The representations and warranties contained in this Section 2.9 do not apply to Environmental Laws.

     2.10 LEGAL PROCEEDINGS; ORDERS.

          (A) As of the date of this Agreement:

               (I) there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has since December 31, 2005 threatened in writing to commence any Legal Proceeding that, in either case: (a) involves the Company or any of its Subsidiaries or any of the assets owned or used thereby and would reasonably be expected to result in damages (after any insurance coverage therefor) to the Company in excess of $500,000; or (b) challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

               (II) there is no claim, dispute or Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against the Company or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on the Company;

               (III) there is no material court order or judgment specific to the Company or any of its Subsidiaries to which the Company or any of the Designated Subsidiaries is subject;

               (IV) to the Knowledge of the Company, (x) none of the Company's stockholders is subject to any material court order or judgment that relates to the business or assets of the Company or any Subsidiary, and (y) no officer or key employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted;

               (V) no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, is being threatened; and

               (VI) to the Knowledge of the Company, no Governmental Entity is, as of the date of this Agreement, challenging the right of the Company or any of its Subsidiaries to design, manufacture, license, offer or sell any of its products or services.

          (B) The Company has made available to Parent or Parent's legal advisor accurate and complete copies of all attorneys' letters provided to the auditors of the Company in connection with the financial statements contained in the Company SEC Documents, including the Unaudited Interim Financials.

     2.11 GOVERNMENTAL AUTHORIZATIONS. As of the date of this Agreement, the Company and the Designated Subsidiaries hold all Governmental Authorizations material to enable them to conduct their businesses in the manner in which such businesses are currently being conducted. The Governmental Authorizations held by the Company and the Designated Subsidiaries are, in all material respects, valid and in full force and effect. To the Knowledge of the Company, the Company and the Designated Subsidiaries are in substantial compliance with the terms and requirements of any material Governmental Authorizations. Between December 31, 2005 and the date of this Agreement, neither the Company nor any Designated Subsidiary has received any written notice from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. The representations and warranties contained in this Section 2.11 do not apply to Governmental Authorizations necessary under Environmental Laws.

     2.12 TAX MATTERS.

          (A) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries with any Governmental Entities before the Effective Time (giving effect to all applicable extensions) (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) have been, or will be when filed, prepared in compliance with applicable Legal Requirements in all material respects. All Taxes of the Company and its Subsidiaries have been or will be duly and timely paid at or before the applicable due date, other than any Taxes being contested in good faith and for which adequate reserves have been reflected on the Company's financial statements (including any related notes) contained in the Company SEC Documents and the Unaudited Interim Financials. All copies of Company Returns provided to Parent or Parent's legal advisor are accurate and complete.

          (B) The Company and each Subsidiary of the Company has withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and to the extent due and payable has duly and timely paid such amounts to the appropriate tax authority.

          (C) The Unaudited Interim Financials fully accrue all actual and contingent liabilities of the Company and its Subsidiaries for all material Taxes with respect to all periods through March 31, 2008 in accordance with GAAP. The Company has established, in the ordinary course of business and consistent with its past practices, appropriate reserves for the payment of all material Taxes due and payable by the Company and its Subsidiaries for the period from March 31, 2008 through the Effective Time.

          (D) As of the date of this Agreement, (i) to the Knowledge of the Company, there are no examinations or audits of any Company Return currently underway and no such examination or audit is pending or threatened in writing, (ii) no extension or waiver of the limitation period applicable to any Company Return or for the assessment or collection of Taxes is in effect and no such extension or waiver has been requested or is pending, (iii) no claim or Legal Proceeding is pending (or, to the Knowledge of the Company, is being threatened in writing) by any tax authority against the Company or any of its Subsidiaries in respect of any Tax, (iv) there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and with respect to which adequate reserves for payment have been established on the Unaudited Interim Financials), and (v) there are no liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of any tax law, rule or regulation) as a result of transactions or events occurring, or accounting methods employed, prior to the Effective Time. The Company has not been a member of any combined, consolidated or unitary group for which it is or will be liable for taxes under the principles of Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by
     Section 355 of the Code. Each of the Company and its Subsidiaries has overtly disclosed in its Company Returns any tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

          (E) Neither the Company nor any of its Subsidiaries is a party to any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement with respect to the sharing and/or allocation of Taxes.

          (F) Neither the Company nor any Subsidiary of the Company has consummated or participated in, or is currently participating in, any transaction that was or is a "listed transaction" or to the Knowledge of the Company, a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

          (G) The Company has made available to Parent or Parent's advisors all material documentation, including any tax rulings, relating to any temporary exemption from tax, tax rate reduction, tax credit, tax incentive or other special concession for the computation of tax made available by any Governmental Entity to the Company or any Subsidiary of the Company.

          (H) Except as set forth in Part 2.12(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any contract or has adopted any plan that, in connection with the transactions contemplated by this Agreement, would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign tax law) and
     (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign tax law).

          (I) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Effective Time as a result of any: (A) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed prior to the Effective Time; or (B) installment sale or open transaction disposition made prior to the Effective Time.

     2.13 EMPLOYEE BENEFIT PLANS.

          (A) The Company has made available to Parent or Parent's legal advisor copies of all employee benefit plans and programs maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (including, without limitation, copies of all plans and forms of agreements under which stock, restricted stock, stock options, restricted stock units, stock appreciation rights, performance stock awards or any other stock award have been granted by the Company or any of its Subsidiaries) (the "COMPANY PLANS"). Part 2.13(a) of the Company Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the Company Plans. The Company Plans were duly adopted. Neither the Company, nor any Subsidiaries of the Company, has agreed or committed to (i) to establish or enter into any new employee benefit plans and programs, or (ii) modify any Company Plan (except as required to conform with applicable Legal Requirements as previously disclosed to Parent or as contemplated by this Agreement).

          (B) Each Company Plan that is intended by the Company to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Company Plan is so qualified. Each Company Plan has been operated in substantial compliance with its terms and with all applicable Legal Requirements.

          (C) Each of the Company and its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under the Company Plans, and, to the Knowledge of the Company as of the date of this Agreement, there has been no material default or violation by any other party of the terms of any Company Plan. Each Company Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including ERISA, the Code, and all applicable collective bargaining agreements. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan. Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, there are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Each Company Plan (other than any Company Plan to be terminated prior to the Effective Time in accordance with this Agreement) may be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any Subsidiary of the Company (other than ordinary administration expenses and accrued benefits), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Entity with respect to any Company Plan. Neither the Company nor any Subsidiary of the Company, has in the last three years incurred any material penalty or tax with respect to any Company Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Each of the Company and its Subsidiaries has timely made all contributions and other payments required by and due under the terms of each Company Plan and all applicable collective bargaining agreements, except for such failures as would not reasonably be expected to result in material liability to the Company and its Subsidiaries.

          (D) Except as set forth on Part 2.13(d) of the Company Disclosure Schedule, since December 31, 2007, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan, or any material change in the manner in which contributions to any Company Plan are made or the basis on which contributions are to be determined.

     2.14 LABOR MATTERS.

          (A) The Company has made available to Parent or Parent's legal advisor a report which accurately sets forth in all material respects, as of April 24, 2008, with respect to each employee of the Company and its Subsidiaries as of such date (including any such employee who is on a leave of absence):

               (I) the employee number of such employee;

               (II) such employee's title; and

               (III) such employee's annualized base salary.

          (B) Part 2.14(b) of the Company Disclosure Schedule accurately identifies each former employee of any of the Company or its Subsidiaries who, as of May 15, 2008, is receiving or is currently scheduled to receive any severance benefits (whether from the Company or any Subsidiary of the Company or otherwise) relating to such former employee's employment with any of the Company or a Subsidiary of the Company.

          (C) Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, the employment of each of the employees of the Company and its Subsidiaries is terminable by the Company or the applicable Subsidiary of the Company at will, without payment of severance or other termination benefits required by any contract to which the Company is a party.

          (D) As of the date of this Agreement, to the actual knowledge of the Chief Executive Officer and Vice President, Human Resources of the Company, no director, officer or senior employee of any of the Company or a Subsidiary of the Company: (i) has disclosed to an intention to terminate his or her employment; or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that would reasonably be expected to have a material adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or Subsidiary of the Company; or (B) the business or operations of the Company or Subsidiary of the Company.

          (E) Except as would not reasonably be expected to result in material liability to the Company: (i) no current or former independent contractors of any of the Company or its Subsidiaries is a misclassified employee of the Company or Subsidiary, as applicable; (ii) no independent contractor
     (A) has provided services to any of the Company or its Subsidiaries for a period of six consecutive months or longer or (B) is eligible to participate in any Company Plan; and (iii) except as otherwise permitted by applicable Legal Requirements, neither the Company nor any of its Subsidiaries has ever had any temporary or leased employees who were not treated and accounted for in all respects as employees of the Company or a Subsidiary of the Company (including coverage under each applicable Company
     Plan).

          (F) There are no collective bargaining agreements or other labor union or works council agreements to which the Company or any of its Subsidiaries is a party (each a "LABOR AGREEMENT"), nor is any such Labor Agreement currently being negotiated, nor is there any current duty on the part of the Company or any Subsidiary of the Company to bargain with any labor organization or works council or similar representative, nor are any labor organizations, works councils or similar organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or any of its Subsidiaries. The Company has made available to Parent or Parent's legal advisor copies of
     (i) each Labor Agreement and all amendments, addenda or supplements thereto, (ii) all material correspondence and all charges, complaints, notices or orders received by the Company or any Subsidiary from the National Labor Relations Board or any labor organization during the period from the date four (4) years prior to the date of this Agreement, and (iii) all arbitration opinions interpreting and enforcing any Labor Agreement to which the Company or any Subsidiary is a party, or by which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries during the past two (2) years had a National Labor Relations Board unfair labor practice charge, or representation petition, filed against it. Neither the Company nor any of its Subsidiaries has had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, union labor dispute in the past two (2) years (other than routine contract negotiations). Except as would not reasonably be expected to result in material liability to the Company, to the Knowledge of the Company, as of May 15, 2008, there is no Legal Proceeding, claim (other than routine claims for benefits), labor dispute, collective bargaining, or grievance pending, or to the Knowledge of the Company, threatened or reasonably anticipated, either by or against the Company or any Subsidiary of the Company, relating to any employment contract, collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy, retaliation, immigration or discrimination matter involving the Company or any Subsidiary of the Company.

          (G) Each of the Company and its Subsidiaries: (i) is, and at all times since December 31, 2005 has been, in material compliance with all applicable Legal Requirements and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity respecting employment, employment practices, terms and conditions of employment, wages, employee benefits, hours or other labor-related matters, including Legal Requirements relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees; (ii) has withheld and reported in all material respects all amounts required by any Legal Requirement or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; (iii) has no material liability for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice). Since December 31, 2005, neither the Company nor any Subsidiary of the Company has effectuated a "mass layoff," "plant closing," partial "plant closing," "relocation" or "termination" (each as defined in the Worker Adjustment and Retraining Notification Act (the "WARN ACT") or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary of the Company.

          (H) Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or a Subsidiary of the Company.

          (I) Neither the Company nor any Subsidiary or any current or former ERISA Affiliate of the Company or any Subsidiary, has ever maintained, established, sponsored, participated in, or contributed to any: (i) pension plan subject to Title IV of ERISA; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; (iii) a plan described in Section 413 of the Code; (iv) a plan subject to the minimum funding standards or
     Section 412 of the Code or Section 302 of ERISA; or (v) pension plan in which stock of the Company or a Subsidiary or Affiliate of the Company is or was held as a plan asset. The fair market value of the assets of each funded foreign plan, the liability of each insurer for any foreign plan funded through insurance, or the book reserve established for any foreign plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such foreign plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such foreign plan, and the transactions contemplated by this Agreement shall not cause any such assets or insurance obligations to be less than such benefit obligations, except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries. "ERISA AFFILIATE" means any Entity that, together with the Company or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 414(b), (c) (m) or (o) of the Code.

          (J) Neither the Company nor any Subsidiary or Affiliate of the Company, has incurred any material penalties, excise taxes or interest under Title IV of ERISA and no condition exists that presents a risk now or in the future to the Company or any Subsidiary or Affiliate of the Company of incurring any such liability (other than liability for benefits or premiums arising in the ordinary course), in each of the foregoing cases as would reasonably be expected to result in, or has resulted in, any material liability to the Company and its Subsidiaries. No pension plan of the Company or any Subsidiary of the Company has an "accumulated funding deficiency" (within the meaning of Section 301 of ERISA or Section 412 of the Code) whether or not waived. Except as set forth in Part 2.14(k) of the Company Disclosure Schedule, with respect to each pension plan of the Company or any Subsidiary of the Company that is a defined benefit plan (as defined in Section 3(35) of ERISA), the assets of such plan equal or exceed the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) and valued on the basis of the continuation, and not the termination, of such pension plan. In the past three years, no "reportable event" within the meaning of Section 4043(c)(1), (4), (5), (6) or (13) of ERISA has occurred with respect to any pension plan of the Company or any Subsidiary of the Company that is a defined benefit plan (as defined in Section 3(35) of ERISA). With respect to any pension plan of the Company or any Subsidiary of the Company that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, the total potential withdrawal liability, within the meaning of Section 4201 of ERISA, if the Company or any Subsidiary or Affiliate of the Company were to withdraw from one or more of such pension plans would not be expected to have an adverse effect on, or result in a material liability to, the Company or any Subsidiary of the Company.

          (K) No Company Plan provides (except at no cost to the Company or any Subsidiary of the Company), retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Company or any Subsidiary of the Company, neither the Company nor any Subsidiary of the Company, has to the Knowledge of the Company, ever promised or contracted (whether in oral or written form) to any employee (either individually or as a group) that any such employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (L) Each Company Plan and each employment agreement, or other contract, plan, program, agreement, or arrangement to which the Company or any Subsidiary of the Company is a party that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and all applicable guidance relating thereto; and no additional tax under
     Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.

          (M) Part 2.14(m) of the Company Disclosure Schedule accurately identifies as of the date hereof the number of employees of the Company or any Subsidiary of the Company who are not fully available to perform work because of long-term disability or other long-term leave.

     2.15 ENVIRONMENTAL MATTERS.

          (A) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by each of the Company and its Subsidiaries of all Governmental Authorizations necessary under applicable Environmental Laws, and each of the Company and its Subsidiaries is in material compliance with the terms thereof. Between December 31, 2005 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that the Company or any of its Subsidiaries is materially violating any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received any written notice from a Governmental Entity between December 31, 2005 and the date of this Agreement that alleges that such current or prior owner or the Company or any of its Subsidiaries is violating any Environmental Law. Between December 31, 2005 and the date of this Agreement, the Company and its Designated Subsidiaries have not released any Hazardous Materials at or from the Company's facilities, except in compliance with Environmental Laws and, to the Company's Knowledge, no hazardous materials have been released at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed from or disposed of by the Company or any Designated Subsidiary and, in each case, for which the Company or any Designed Subsidiary has or could reasonably be expected to have any material liability under an Environmental Law. (For purposes of this Section 2.15, "ENVIRONMENTAL LAW" shall mean any Legal Requirement relating to protection of human health and safety, natural resources or the environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the environment, including any law regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes and toxic substances, and "HAZARDOUS MATERIALS" shall mean all materials, wastes, or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum and petroleum products, asbestos, radon, lead, toxic mold, radioactive materials, and polychlorinated biphenyls.)

          (B) All Hazardous Materials stored, used, transported, disposed of and handled by the Company and its Subsidiaries have been stored, used, transported, disposed of and handled in material compliance with all Environmental Laws.

          (C) The Company has made available to Parent or Parent's legal advisor results of all material environmental, health or safety assessments, investigations, studies, tests or other analyses performed since January 1, 2006, and all Phase I site assessments (and all updates thereto) performed since January 1, 2001 in the Company's possession or control with respect to the facilities.

     2.16 INSURANCE.

          (A) Part 2.16(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each insurance policy maintained by, at the expense of or for the benefit of the Company and the Designated Subsidiaries and the Company has made available to Parent or Parent's legal advisor accurate and complete copies of the insurance policies identified in Part 2.16(a) of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.16(a) of the Company Disclosure Schedule is in full force and effect or has been replaced with a policy that provides equivalent coverage in all material respects.

          (B) Between December 31, 2005 and the date of this Agreement, neither the Company nor any Designated Subsidiary has received any written communication notifying the Company or any Designated Subsidiary of any (a) cancellation or invalidation of any material insurance policy identified or required to be identified in Part 2.16(a) of the Company Disclosure Schedule (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any such insurance policy (other than standard reservation of rights letters), or (c) material increase in the amount of the premiums payable with respect to any such insurance policy. As of the date of this Agreement, except as set forth in Part 2.16(b) of the Company Disclosure Schedule, there is no pending claim by the Company or any Designated Subsidiary under any insurance policy identified or required to be identified in Part 2.16(a) of the Company Disclosure Schedule.

     2.17 CERTAIN BUSINESS PRACTICES. Except as set forth in Part 2.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     2.18 PRODUCT WARRANTIES. As of the date of this Agreement, except as set forth in Part 2.18 of the Company Disclosure Schedule, to the Knowledge of the Company, there are no material claims pending or being threatened against the Company or any of its Subsidiaries with respect to any warranties provided by the Company or any of its Subsidiaries with respect to their respective products.

     2.19 TRANSACTIONS WITH AFFILIATES. To the Knowledge of the Company, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT; BOARD APPROVAL.

          (A) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and, subject to the adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Organizational Documents, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Organizational Documents and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (B) The board of directors of the Company has (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined, subject to the terms of this Agreement, to make the Company Board Recommendation, all by a vote of the members of such board of directors present at a meeting to consider and vote upon such matters.

     2.21 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote with respect to the Merger and outstanding on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement.

     2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders or the board of directors, or any committee thereof, of the Company;

          (B) contravene, conflict with or result in a violation in any material respect or breach of, or result in a default in any material respect under, any provision of any Material Contract, including the Indenture, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, or (ii) accelerate the maturity or performance in any material respect of any obligation under any Material Contract (it being clarified that, assuming Parent executes a supplemental indenture in accordance with Section 10.12 of the Indenture and Parent Ordinary Shares continue to be approved for listing on The Nasdaq Global Market, the transactions contemplated by this Agreement will not constitute a Fundamental Change (as such term is defined in the Indenture));

          (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or any Designated Subsidiary or that otherwise relates to the business of any of the Company or any Designated Subsidiary or to any material assets owned or leased by any of the Company or its Designated Subsidiaries;

          (D) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any Designated Subsidiary (except for Permitted Encumbrances); or

          (E) result in the transfer of any material asset of the Company or any Designated Subsidiary to any Person.

Except as may be required by the Exchange Act, the DGCL, antitrust or competition laws of foreign jurisdictions or the Bylaws of the Financial Industry Regulatory Authority, Inc., the Company is not required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have a Material Adverse Effect on the Company.

     2.23 TAKEOVER STATUTES. As of the date hereof, no state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement that would require the Company to take any action prior to the execution and delivery of this Agreement that has not been taken.

     2.24 OPINION OF FINANCIAL ADVISOR. The Company's Board of Directors has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion specified therein and subject to the various qualifications and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Company Common Stock, and the Company will provide a copy of such opinion to Parent solely for informational purposes as soon as reasonably practicable after receipt thereof by the Company.

     2.25 BROKERS. No broker, finder or investment banker (other than UBS Securities LLC) is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.26 REGISTRATION STATEMENT/PROXY STATEMENT. The written information to be supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not on the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, (i) contain any untrue statement of a material fact, (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company for the Company Stockholders Meeting which has in the interim become false or misleading in any material respect.

     2.27 RECEIVABLES; CUSTOMERS; SUPPLIERS AND SERVICE PROVIDERS.

          (A) All of existing accounts receivable of the Company and its Subsidiaries reflected on the Unaudited Interim Financials that have not yet been collected (i) represent valid obligations of customers arising from bona fide transactions entered into in the ordinary course of business and (ii) are current and, to the Knowledge of the Company, will be collected in full, without any counterclaim or set off (net of an allowance for doubtful accounts of $300,000).

          (B) Part 2.27(c) of the Company Disclosure Schedule provides a list as of the date of this Agreement of all outstanding loans and advances made by the Company and any Subsidiary of the Company to any stockholder, employee, director, consultant or independent contractor, other than advances made to employees, directors, consultants or independent contractors for business expenses in the ordinary course of business consistent with past practice.

          (C) As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any material customer indicating that any such customer plans to cease dealing with the Company or the applicable Subsidiary or may otherwise materially reduce the volume of business transacted by such customer with the Company or the applicable Subsidiary below historical levels.

          (D) Except as set forth on Part 2.27(d) of the Company Disclosure Schedule and except for outstanding accounts receivables from any customer in an amount less than $100,000, as of May 13, 2008, each customer of the Company or a Subsidiary of the Company has paid in full, on or before the due date, all amounts owed by such customer to the Company or its Subsidiary (as the case may be).

          (E) Except as set forth on Part 2.27(e) of the Company Disclosure Schedule and except for outstanding accounts payable from any supplier or service provider in an amount less than $100,000, as of May 13, 2008, each of the Company and its Subsidiaries has paid in full, on or before the due date, all amounts owed to their respective suppliers and service providers.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement (the "PARENT DISCLOSURE SCHEDULE"):

     3.1 DUE ORGANIZATION AND GOOD STANDING.

          (A) Parent and each of its Subsidiaries is a corporation duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is organized, and has all requisite corporate power and authority necessary to: (i) carry on its business as it is now being conducted; and (ii) perform its obligations under all contracts to which it is a party or under which it has rights and/or obligations. Parent and each of its Subsidiaries is duly qualified to do business and is in good standing in each state or foreign jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent has agreed or is obligated to make or may become obligated to make, any future investment in or capital contribution in any other Entity.

          (B) Part 3.1 of the Parent Disclosure Schedule lists all Subsidiaries of Parent, together with the jurisdiction of organization of each such Subsidiary.

     3.2 ARTICLES OF ASSOCIATION; CERTIFICATE OF INCORPORATION; BYLAWS. Parent has made available to the Company or the Company's legal advisor: (i) copies of the Organizational Documents of Parent and each Subsidiary of Parent, including all amendments thereto; and (ii) the stock or other equity records of Parent and each Subsidiary of Parent.. The stock or other equity records of Parent are accurate, up-to-date and complete in all material respects. Parent is not in violation of its Organizational Documents.

     3.3 CAPITALIZATION, ETC.

          (A) The authorized share capital of Parent consists of 800,000,000 shares of Parent Ordinary Shares. As of 5:00 p.m. Pacific Time on May 15, 2008: (i) 125,364,021 Parent Ordinary Shares were issued and outstanding, of which no shares were unvested or were subject to any repurchase rights, risk of forfeiture or other similar condition in favor of Parent; (ii) 37,429,273 Parent Ordinary Shares were issuable upon the exercise of warrants that were issued and outstanding; (iii) 32,702,228 Parent Ordinary Shares were issuable upon the exercise of options that were issued and outstanding; (iv) 57,683,366 Parent Ordinary Shares were issuable upon the conversion of convertible debentures that were outstanding; and (v) 117,763,158 Parent Ordinary Shares were issuable upon the conversion of capital notes that were outstanding . Between 5:00 p.m. Pacific Time on May 15, 2008 and the date of this Agreement, Parent has not issued any Parent Ordinary Shares except shares issued upon exercise of outstanding options or warrants or conversion of outstanding convertible debentures. As of the date of this Agreement, in the aggregate, 787,000 Parent Ordinary Shares were reserved for future issuance pursuant to Parent's equity incentive plans.

          (B) All the outstanding shares of capital stock of Parent and each Subsidiary of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

          (C) Except as set forth in Part 3.3(c)(i) of the Parent Disclosure Schedule (i) none of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right or right of participation; (ii) none of the outstanding shares of the capital stock of Parent is subject to any right of first refusal or similar right in favor of Parent; and (iii) there is no agreement in place relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the capital stock of Parent.

          (D) Except for options, rights, securities and plans referred to in
     Section 3.3(a), as of the date of this Agreement and except as set forth on
     Part 3.3(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or stock appreciation right or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any Subsidiary of Parent;
     (ii) outstanding restricted stock awards, restricted stock unit awards, performance stock awards or performance cash awards; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any Subsidiary of Parent; (iv) contract under which Parent or any Subsidiary of Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) to the Knowledge of Parent, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any capital stock of Parent or other securities of Parent.

          (E) All outstanding shares of capital stock, options, warrants, stock appreciation rights and other securities or equity interests of Parent have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

          (F) All of the outstanding equity interests of each of Parent's
     Subsidiaries: (i) have been duly authorized and validly issued, (ii) are nonassessable and free of preemptive rights, with no obligation to contribute additional capital, and (iii) except as set forth in Part 3.3(f) of the Parent Disclosure Schedule, are owned beneficially and of record by Parent, free and clear of any Encumbrances (other than Permitted Encumbrances).

     3.4 SEC FILINGS; FINANCIAL STATEMENTS; FINANCIAL CONTROLS.

          (A) All registration statements (on a form other than Form S-8), annual and current reports and other documents required to be filed by Parent with the SEC between February 2, 2006 and the date of this Agreement (the "PARENT SEC DOCUMENTS") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Between March 13, 2006 and the date of this Agreement, Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed with the Israeli Securities Authority (the "ISA") under the Israeli Securities Law 1968 and any regulation promulgated thereunder (the "ISRAELI SECURITIES LAW") (the forms, statements, reports and documents filed with or furnished to the ISA, the "PARENT ISRAEL REPORTS" and, together with the Parent SEC Documents, the "PARENT REPORTS"). Each of the Parent Israel Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Israeli Securities Law. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) Parent Israel Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (B) (i) The financial statements (including any related notes) contained in the Parent Reports; and (ii) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2008 and the related unaudited consolidated statement of operations, statement of changes in shareholders' equity and statement of cash flows of Parent and its consolidated Subsidiaries for the three months then ended, together with the notes thereto (the "UNAUDITED PARENT INTERIM FINANCIALS") were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 6-K of the SEC) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its Subsidiaries for the periods covered thereby (except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments, which are not reasonably expected to be individually or in the aggregate, material in magnitude).

          (C) Neither Parent nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Parent Reports and the Unaudited Interim Financials; (ii) liabilities incurred since March 31, 2008 and in the ordinary course of business; (iii) liabilities and obligations incurred in connection with Parent's performance of its obligations under this Agreement and the transactions contemplated hereby; (iv) liabilities described in Part 3.4(c) of the Parent Disclosure Schedule; and (v) liabilities incurred on or following the date of this Agreement to the extent such liabilities would not reasonably be expected to result in a Material Adverse Effect on Parent.

          (D) Neither Parent nor any Subsidiary of Parent has ever effected or maintained any "off-balance sheet arrangement" (as defined in Item 303(c) of Regulation S-K of the SEC).

          (E) Parent and its Subsidiaries maintain adequate internal accounting controls that are reasonably designed to ensure that: (i) transactions are executed with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and its consolidated Subsidiaries and to maintain accountability for the assets of Parent and its Subsidiaries; (iii) access to the assets of Parent and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (F) Parent's "disclosure controls and procedures" (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) are reasonably designed to ensure that material information required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports.

          (G) Parent's management has completed assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective. Parent has made available to the Company or the Company's legal advisor any material communication made by management or Parent's auditors prior to the date of this Agreement to the audit committee required or contemplated by listing standards of the Nasdaq Global Market, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. As of the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Parent or subsidiary of the Parent employees regarding questionable accounting or auditing matters, have been received by Parent.

          (H) As of the date of this Agreement, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and with applicable listing and other rules and regulations of the Nasdaq Global Market and has not received any notice from the Nasdaq Global Market asserting any material non-compliance with such rules and regulations. As of the date of this Agreement, each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" in the form a personal loan to directors or executive officers within the meaning of Section 13(k) of the Exchange Act. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws by Parent, any Subsidiary of Parent or any of its officers, directors, employees or agents to Parent's chief legal officer, audit committee (or other committee designated for the purpose) of Parent's board of directors or Parent's board of directors.

     3.5 ABSENCE OF CERTAIN CHANGES. Between December 31, 2007 and the date of this Agreement, and except as set forth on Part 3.5 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has: (a) suffered any adverse change with respect to its business, customers, suppliers or financial condition which has had a Material Adverse Effect on Parent; (b) amended its Organizational Documents, or effected or been a party to (other than as a stockholder) any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (c) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP; (d) declared, set aside or paid any dividend or made any other distribution with respect to the outstanding Parent Ordinary Shares or repurchased or redeemed any Parent Ordinary Shares or other securities of Parent; (e) acquired any equity interest or voting interest in any Entity (other than a Subsidiary disclosed in Part 3.1 of the Parent Disclosure Schedule); (f) commenced or settled any Legal Proceeding (i) involving damages for greater than $100,000, (ii) involving the payment of more than $100,000, or (iii) seeking specific performance or injunctive relief; (g) received a written claim by a third party in which the commencement of a Legal Proceeding involving damages for greater than $100,000 is threatened; or (h) entered into any binding agreement to take any of the actions referred to in clauses "(b)" through "(g)" of this sentence.

     3.6 IP RIGHTS.

          (A) Parent and its Subsidiaries exclusively own all right, title and interest to and in the Parent Owned IP free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, Parent and its Subsidiaries exclusively own all right, title and interest to and in Parent Owned IP created or developed using any funding, facilities or personnel of any Governmental Entity or any university or other educational institution.

          (B) To the Knowledge of Parent, Parent possesses (by ownership, license or otherwise) all material Intellectual Property and Intellectual Property necessary to conduct the business of Parent and its Subsidiaries as currently conducted. The parties acknowledge and agree that the foregoing statement does not constitute a representation or warranty as to, and is not intended to apply to, any potential, actual or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person by Parent or any of its Subsidiaries.

     3.7 CONTRACTS.

          (A) Part 3.7 of the Parent Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which Parent or any of its Subsidiaries is a party:

               (I) each contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any of Parent's securities,
          (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any of Parent's securities, or (C) providing Parent or any Subsidiary of Parent with any right of first refusal with respect to, or right to repurchase or redeem, any of Parent's securities;

               (II) each loan or credit agreement, indenture, mortgage, note or other contract evidencing indebtedness for money borrowed by Parent or any of its Subsidiaries from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by Parent or any of its Subsidiaries, in each case involving indebtedness in excess of $1 million;

               (III) any contract relating to the creation of a security interest, mortgage, pledge, hypothecation or other similar encumbrance with respect to any asset of Parent or any of its Subsidiaries, where such contract relates to indebtedness in excess of $1 million;

(each contract listed in Part 3.7 of the Parent Disclosure Schedule being referred to as a "PARENT MATERIAL CONTRACT").

          (B) Parent has made available to the Company or the Company's legal advisor accurate and complete copies of all Parent Material Contracts (as defined below) in effect as of the date of this Agreement, including all amendments thereto. There are no existing material breaches or defaults on the part of Parent or any of its Subsidiaries under any Parent Material Contract; and, to the Knowledge of Parent, there are no existing material breaches or defaults on the part of any other Person under any Parent Material Contract. Each Parent Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against Parent or the applicable Subsidiary of Parent that is a party to such Parent Material Contract, and, to the Knowledge of Parent, is enforceable against the other parties thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Parent Material Contract, (B) give any party to a Parent Material Contract the right to accelerate the maturity or performance of any Parent Material Contract, or (C) give any party to a material contract the right to cancel, terminate or materially modify any Parent Material Contract. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice regarding any unresolved issue that would constitute a material violation or material breach of, or default under, any Parent Material Contract. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has knowingly waived any of its material rights under any Parent Material Contract except in the ordinary course of business.

          (C) The Merger, and the issuance of the Parent Ordinary Shares in connection therewith, will not trigger any anti-dilution provisions under the terms of any debentures, options or warrants or require Parent to issue additional Parent Ordinary Shares or other securities of Parent or reduce the exercise or conversion price of any options or warrants exercisable for, or notes or debentures convertible into, Parent Ordinary Shares or other securities of Parent or otherwise give effect to any similar adjustments to any of Parent's securities.

          (D) Parent's failure to meet the conditions of the Investment Center approval with respect to Fab 2 have not been deemed and, to its Knowledge, will not be deemed as a cross-default under the terms of the Facility Agreement.

          (E) Based on the financial statements of the Company disclosed in the Company SEC Reports, immediately following the Closing, on a pro forma basis as if the Merger had occurred as of, and for the twelve months ended, March 31, 2008, Parent will not be in breach of the covenants in Section
     5.1 of the Conversion Agreements, dated September 28, 2006, with each of Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M.

     3.8 COMPLIANCE WITH LEGAL REQUIREMENTS.

          (A) As of the date of this Agreement, the Parent and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to their businesses. Except as set forth in Part 3.8(a) of the Parent Disclosure Schedule, since December 31, 2005, neither Parent nor any of its Subsidiaries have (a) received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with any material provision of, any Legal Requirement or
     (b) filed or otherwise provided any written notice to any Governmental Entity regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement. There is no such notice outstanding or unresolved as of the date of this Agreement.

          (B) The Parent and each of its Subsidiaries is in compliance in all material respects with applicable provisions of United States export, re-export and import control laws and regulations related to the export or transfer of commodities, software and technology, including the Export Administration Regulations (15 C.F.R. ss.ss. 730-774); the International Traffic in Arms Regulations (22 C.F.R. ss.ss. 120-130); the economic sanctions regulations administered by the Office of Foreign Assets Control (31 C.F.R. ss.ss. 500-598); and the Customs Regulations (19 C.F.R. ss.ss. 1-357).

     3.9 LEGAL PROCEEDINGS; ORDERS. As of the date of this Agreement:

          (A) there is no Legal Proceeding pending (or, to the Knowledge of Parent, being overtly threatened) against Parent or Merger Sub that would materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement;

          (B) there is no claim, dispute or Legal Proceeding pending (or, to the Knowledge of Parent, being threatened) against Parent or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on Parent;

          (C) there is no material court order or judgment to which Parent or Merger Sub is subject that is reasonably expected to have a Material Adverse Effect on Parent or that would materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement; and

          (D) no investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or is being overtly threatened, other than any investigation that would not materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement.

     3.10 GOVERNMENTAL AUTHORIZATIONS. As of the date of this Agreement, Parent and its Subsidiaries hold all Governmental Authorizations material to enable them to conduct their businesses in the manner in which such businesses are currently being conducted. The Governmental Authorizations held by Parent and its Subsidiaries are, in all material respects, valid and in full force and effect. To the Knowledge of Parent, Parent and its Subsidiaries are in substantial compliance with the terms and requirements of any material Governmental Authorizations. Between December 31, 2005 and the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

     3.11 CERTAIN BUSINESS PRACTICES. Except as set forth in Part 3.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     3.12 TRANSACTIONS WITH AFFILIATES. To the Knowledge of Parent, between the date of Parent's last annual report filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 7.B of Form 20-F promulgated by the SEC.

     3.13 AUTHORITY; BINDING NATURE OF AGREEMENT.

          (A) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (B) The Board of Directors of Parent has (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Parent and its shareholders, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The Board of Directors of Merger Sub has (A) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its stockholder, and (B) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub.

     3.14 NON-CONTRAVENTION; CONSENTS. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not directly or indirectly (with or without notice or lapse of time):

          (A) contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents of Parent or Merger Sub, or
     (ii) any resolution adopted by the stockholders or the board of directors, or any committee thereof, of Parent or Merger Sub;

          (B) contravene, conflict with or result in a violation in any material respect or breach of, or result in a default in any material respect under, any provision of any Parent Material Contract (including the Facility Agreement); or give any Person the right to (i) declare a default or exercise any remedy under the Parent Material Contract, or (ii) accelerate the maturity or performance in any material respect of any obligation under the Parent Material Contract;

          (C) contravene, conflict with or result in a violation of, or give any Governmental Entity the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, except (i) under applicable antitrust laws, and (ii) for conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or Merger Sub's ability to consummate the Merger;

          (D) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of any of Parent or Merger Sub or to any material assets owned or leased by any of Parent or Merger Sub;

          (E) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub (except for Permitted Encumbrances); or

          (F) result in the transfer of any material asset of Parent or Merger Sub to any Person.

Except as may be required by the Exchange Act, the DGCL, or the antitrust or competition laws of foreign jurisdictions, neither Parent nor Merger Sub, nor any of Parent's other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not materially and adversely affect Parent's or Merger Sub's ability to consummate any of the transactions contemplated by this Agreement. No vote of Parent's shareholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

     3.15 NOT AN INTERESTED STOCKHOLDER. Neither Parent nor any of its "affiliates" or "associates" is or has been during the past three years an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

     3.16 OWNERSHIP OF SHARES. Neither Parent nor any of Parent's Affiliates directly or indirectly owns, and at all times during the past three years, neither Parent nor any of Parent's Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

     3.17 BROKERS. No broker, finder or investment banker (other than Citigroup Global Markets, Inc.) is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

     3.18 ACTIVITIES OF MERGER SUB. Merger Sub was formed solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Merger Sub has engaged in no activities other than those contemplated by this Agreement and has no liabilities other than those contemplated by this Agreement.

     3.19 REGISTRATION STATEMENT/PROXY STATEMENT. The written information to be supplied by the Parent for inclusion in the Proxy Statement/Prospectus shall not on the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the Effective Time, (i) contain any untrue statement of a material fact, (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company for the Company Stockholders Meeting which has in the interim become false or misleading in any material respect.

SECTION 4. COVENANTS

     4.1 INTERIM OPERATIONS OF THE PARTIES.

          (A) During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, each of the parties shall ensure that it and each of its Subsidiaries shall:

               (I) use reasonable efforts to conduct its business in substantially the same manner in which such business was being conducted prior to the date of this Agreement;

               (II) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its present officers and other employees and preserves its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other entities having business relationships with it and with all relevant Governmental Entities;

               (III) keep in full force all its insurance policies (except for replacement of insurance policies providing substantially similar levels of coverage); and

               (IV) in the case of the Company promptly notify Parent of any event that would have a Material Adverse Effect on the Company and in the case of Parent, promptly notify the Company of any event that would have a Material Adverse Effect on Parent.

          (B) The Company agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, except (1) to the extent Parent shall otherwise consent in writing (such consent not to be unreasonably withheld) or (2) as set forth in Part 4.1(b) of the Company Disclosure Schedule, the Company shall not and shall not permit any of its Subsidiaries to:

               (I) amend its Organizational Documents;

               (II) split, combine or reclassify any shares of capital stock;

               (III) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any capital stock or other securities;

               (IV) (A) form any Subsidiary; (B) or acquire any equity interest in any other Entity; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

               (V) issue or authorize the issuance of any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than (A) shares of Company Common Stock issuable upon exercise of Company Options or Company Warrants, or upon conversion of the Convertible Notes, outstanding on the date of this Agreement or (B) up to 70,000 shares (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Company Common Stock after the date of this Agreement) of Company Common Stock subject to options or other equity awards under the Company Equity Plan issued in the ordinary course of business to employees (other than directors or executive officers of the Company);

               (VI) amend or waive any right under any Company Option, Company Warrant or the Convertible Notes;

               (VII) (A) acquire any asset (tangible or intangible) for a purchase price exceeding $200,000 or assets (tangible or intangible) for an aggregate purchase price exceeding $600,000 (other than the acquisition of raw materials or supplies in the ordinary course of business consistent with past practice, capital expenditures not prohibited by clause "(xvi)" below and non-exclusive licenses of Intellectual Property Rights in the ordinary course of business); (B) sell or otherwise dispose of any material asset (including, without limitation, the membership interest (all or a portion) in HHNEC and any other asset valued in excess of $250,000), other than the license of Intellectual Property Rights not prohibited by clause "(xii)" below and the sale of finished goods inventory in the ordinary course of business consistent with past practice, scrapped inventory and the disposal of obsolete equipment consistent with past practice; (C) enter into a lease or a license of any assets of the Company or any of its Subsidiaries involving the payment of $500,000 over the term of the lease or license (other than the replacement or renewal of existing licenses or leases and the license of Intellectual Property Rights not prohibited by clause "(xii)" below or capital leases not prohibited by clauses "(ix)" and "(xvi)" below); or (D) knowingly waive or relinquish any rights outside of the ordinary course of business;

               (VIII) repurchase, redeem or otherwise acquire any shares, options, warrants, rights to acquire any shares of the Company's capital stock (except shares repurchased from employees or former employees pursuant to the exercise of repurchase rights) or securities convertible into shares of the Company's capital stock (including the Convertible Notes);

               (IX) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) borrowings (including letters of credit) under the Loan and Security Agreement with Wachovia Capital Finance Corporation (Western) up to $13,000,000 in the aggregate, subject to the Company providing Parent with advance written notice of: (1) the first drawdown or letter of credit that brings the outstanding balance (including letters of credit) to $10,000,000 or more; and (2) each drawdown or letter of credit thereafter, and (B) purchase money financings and capital leases entered into in the ordinary course of business;

               (X) (A) establish, adopt or amend any employee benefit (including health) or pension plans or employment agreements (other than amendments required by applicable Legal Requirements), (B) pay any bonus or make any profit sharing payment, cash incentive payment or similar payment to, or increase the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries (except for (1) payments pursuant to existing agreements or plans, (2) amendments determined by the Company in good faith to be required to comply with applicable Legal Requirements, (3) increases required pursuant to the Labor Agreements or any benefit plan of the Company and its Subsidiaries in effect on the date hereof, and (4) salary increases and bonuses to non-executive employees in the ordinary course of business), (C) hire any new officer, (D) terminate any existing officers or any other person listed on Part 4.1(b)(x) of the Company Disclosure Schedule (other than terminations for cause), or (E) grant any severance pay or termination pay to any officers or employees, except pursuant to existing agreements or in accordance with existing written company policies;

               (XI) (A) enter into or become bound by, or permit any of the assets owned or used by it to become by, any contact that, if entered into prior to the date of this Agreement, would be a Material Contract (except for (1) contracts relating to the acquisition or disposition of assets, licenses or leases not otherwise prohibited by this Section 4.1, (2) settlement agreements not prohibited by clause (xviii), (3) amendments to, or consents under, any Material Contracts necessary in connection with the Merger, and (4) a new or amended collective bargaining agreement with the International Brotherhood of Electrical Workers consistent with those certain letters of understanding, each dated as of May 2, 2008, subject to the Company giving Parent and Parent's counsel a reasonable opportunity to review and comment on any such agreement), or (B) amend, renew or prematurely terminate any Material Contracts or knowingly waive, release or assign any material rights or claims under any Material Contracts (except in the ordinary course of business and except for amendments or consents necessary in connection with the Merger);

               (XII) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest (other than Permitted Encumbrances) in, to or under any Intellectual Property Rights of the Company or a Subsidiary of the Company, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property Rights, except as set forth in Part 2.6(d)(ii) of the Company Disclosure Schedule, (B) grant to any third party any license with respect to Intellectual Property Rights of the Company or a Subsidiary of the Company, except in the ordinary course of business, (C) develop, create or invent any Intellectual Property jointly with any third-party except in the ordinary course of business or in accordance with the terms of existing agreements or arrangements, or (D) fail to notify Parent promptly of any material infringement, misappropriation or other violation of the Intellectual Property Rights of the Company or a Subsidiary of the Company of which the Company or its Subsidiary obtains Knowledge and to consult with Parent regarding the actions (if any) to take to protect such Intellectual Property Rights;

               (XIII) lend money to any Person (except that the Company and its Subsidiaries may make advances to employees, officers, directors or independent contractors for business expenses and the Company may allow employees to acquire shares of Company Common Stock in exchange for promissory notes upon exercise of Company Options, in each case in the ordinary course of business and consistent with past practice);

               (XIV) change any of its methods of tax or financial accounting or accounting practices in any material respect other than changes required by applicable law or under GAAP;

               (XV) make, change or revoke any material tax election, amend any material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material tax claim or assessment; surrender any right to claim a refund of a material amount of Taxes, obtain any Tax ruling or consent to any waiver or extension of the statute of limitations for the assessment of Taxes or take any action or fail to take any action that would be reasonably likely to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

               (XVI) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 4.1(b)(xvi) of the Company Disclosure Schedule (a "NON-BUDGETED CAPITAL EXPENDITURE"), except that the Company or any Subsidiary of the Company (A) may make any Non-Budgeted Capital Expenditure that does not individually exceed $200,000 in amount, and that (B) when added to all other Non-Budgeted Capital Expenditures made by the Company and its Subsidiaries since the date of this Agreement, would not exceed $750,000 in the aggregate;

               (XVII) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices or to enforce its rights under this Agreement;

               (XVIII) settle or discharge any Legal Proceeding or other claim or dispute or settle any third-party Legal Proceeding with respect to the transactions contemplated by this Agreement, except where the only obligations incurred by the Company are payments below $100,000 in the aggregate;

               (XIX) (A) extend the payment terms of any customer, provide credit to any customer (or any price adjustment) or make customer concessions, or (B) advance payment terms of any supplier or service provider, in each case except in the ordinary course of business and consistent with past practice; or

               (XX) enter into an agreement to take any of the actions described in this Section 4.1(b).

          (C) Parent agrees that, during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, except (1) to the extent the Company shall otherwise consent in writing (such consent not to be unreasonably withheld) or (2) as set forth in Part 4.1(c) of the Parent Disclosure Schedule, Parent shall not and shall not permit Merger Sub or any of its other Subsidiaries to:

               (I) amend its Organizational Documents;

               (II) declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any capital stock or other securities;

               (III) (A) form any Subsidiary; (B) or acquire any equity interest in any other Entity; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, issuance of bonus shares or similar transaction;

               (IV) repurchase, redeem or otherwise acquire any shares, options, warrants or rights to acquire any shares of capital stock (except shares repurchased from employees or former employees pursuant to the exercise of repurchase rights);

               (V) change any of its methods of accounting or accounting practices in any material respect other than changes required under GAAP;

               (VI) take any action or fail to take any action that would be reasonably likely to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

               (VII) enter into an agreement to take any of the actions described in this Section 4.1(c).

     4.2 NO SOLICITATION.

          (A) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company, its Subsidiaries and their respective directors and officers will not, and the Company will use commercially reasonable efforts to ensure that its and its Subsidiaries' non-officer employees, affiliates, agents, attorneys, accountants, financial advisors and other advisors and representatives do not, directly or indirectly: (i) solicit or initiate, or induce, encourage or knowingly facilitate the making, submission or announcement of any Alternative Acquisition Proposal or Alternative Acquisition Inquiry; (ii) except as otherwise provided below, furnish any information regarding the Company or its Subsidiaries to any third party in connection with or in response to any Alternative Acquisition Proposal or Alternative Acquisition Inquiry; (iii) except as otherwise provided below, enter into, participate, engage, maintain or continue in any discussions or negotiations with any third party concerning any Alternative Acquisition Proposal or Alternative Acquisition Inquiry; or (iv) except in accordance with Section 4.4(c), approve, endorse or recommend any Alternative Acquisition Proposal or Alternative Acquisition Inquiry;, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Alternative Acquisition Transaction; provided, however, that, the Company and its officers, directors, employees, affiliates, investment bankers, financial advisors, attorneys, accounts or other advisors or representatives may, at any time prior to the adoption of this Agreement by the holders of Company Common Stock, take any of the actions otherwise prohibited by clause "(ii)" or clause "(iii)" of this Section 4.2(a) in connection with or in response to any Alternative Acquisition Proposal if the Company's Board of Directors determines in good faith that such Alternative Acquisition Proposal (which has not been withdrawn) constitutes or could reasonably be expected to lead to a Superior Proposal, if (in each case) (1) the Company's Board of Directors determines in good faith (after consultation with the Company's financial advisor and outside legal counsel) that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, (2) neither the Company nor its representatives shall have breached the provisions set forth in this Section 4.2 in connection with such Alternative Acquisition Proposal, (3) at least forty-eight (48) hours prior to taking any of the actions otherwise prohibited by clause "(ii)" or clause "(iii)" of this Section 4.2(a) in connection with or in response to any Alternative Acquisition Proposal, the Company gives Parent written notice of the identity of the third party making such Alternative Acquisition Proposal, the terms thereof and of the Company's intention to take such actions, (4) prior to furnishing any confidential information regarding the Company or its Subsidiaries to any third party in connection with or in response to any Alternative Acquisition Proposal, the Company receives from such third party an executed confidentiality agreement containing limitations on the use and disclosure of confidential information furnished to such third party by the Company that are no less favorable to the Company than the provisions of the Confidentiality Agreement, and (5) prior to providing any such confidential information to such third party, the Company furnishes such confidential information to Parent (to the extent such confidential information has not been previously furnished by the Company to Parent). Upon the execution and delivery of this Agreement, the Company will immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any third party relating to any Alternative Acquisition Proposal or any Alternative Acquisition Inquiry. The Company agrees not to release (and to cause its Subsidiaries not to release) any third party from, and not to waive (and to cause its Subsidiaries not to waive) any provision of, any confidentiality, non-disclosure, non-solicitation, no hire, "standstill" or similar contract to which any of the Company or its Subsidiaries is a party and will cause each such agreement to be enforced to the extent requested by Parent. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions of this Section 4.2(a) by any director or officer of the Company or any of Subsidiaries, whether or not such director or officer is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.2(a) by the Company.

          (B) If any Alternative Acquisition Proposal or Alternative Acquisition Inquiry is made or submitted by any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) prior to the Closing Date, then the Company shall as promptly as practicable after receipt of such Alternative Acquisition Proposal or Alternative Acquisition Inquiry (and in any event within one (1) business day after any of the Company's executive officers or directors becomes aware of any such Alternative Acquisition Proposal or Alternative Acquisition Inquiry) advise Parent in writing of such Alternative Acquisition Proposal or Alternative Acquisition Inquiry (including the identity of the third party making or submitting such Alternative Acquisition Proposal or Alternative Acquisition Inquiry, and the terms and conditions thereof, together with a copy of any written materials provided to the Company by such third party). The Company shall keep Parent reasonably informed with respect to: (i) the status of any such Alternative Acquisition Proposal or Alternative Acquisition Inquiry; and
     (ii) the status and terms of any modification or proposed modification thereto. Furthermore, the Company shall provide Parent with at least two
     (2) business days' prior written notice (or, if less than two (2) business days, such prior notice as is provided to the members of the Company's Board of Directors) of any meeting of the Company's Board of Directors at which the Board of Directors of the Company is reasonably expected to consider any Alternative Acquisition Proposal or Alternative Acquisition Inquiry or to recommend a Superior Proposal to the Company's stockholders, and in each case together with such notice a copy of any definitive documentation relating to such Superior Proposal.

          (C) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its Board of Directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act or from furnishing a copy or excerpts of this Agreement (excluding, however, the Company Disclosure Schedule and the Parent Disclosure Schedule) to any third party (or the representatives of such third party) that makes any Alternative Acquisition Proposal or Alternative Acquisition Inquiry.

     4.3 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

          (A) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare the Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply as to form and substance as to such party in all material respects with the rules and regulations promulgated by the SEC, the Nasdaq Global Market and the American Stock Exchange, respond promptly to any comments of the SEC or its staff and use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and the Company will cause the Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of Parent, Merger Sub and the Company shall promptly furnish to the other party such information regarding itself and its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. To the extent required by the applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations thereunder, (i) Parent and the Company shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus or Registration Statement if such information shall have become false or misleading in any material respect; and (ii) Parent and the Company shall take all steps necessary to promptly cause the Proxy Statement/Prospectus or Registration Statement, as the case may be, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Common Stock. Parent shall promptly provide the Company and its counsel with a copy or description of any comments received by Parent (or its counsel) from the SEC or its staff with respect to the Registration Statement, or of any request by the SEC or its staff for amendments or supplements to the Registration Statement or for additional information. Parent shall respond promptly to any comments of the SEC or its staff with respect to the Registration Statement and give the Company and the Company's counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff. The Company shall promptly provide Parent and its counsel with a copy or description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Proxy Statement/Prospectus, or of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or for additional information. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus and give Parent and Parent's counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff.

          (B) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Ordinary Shares to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting.

          (C) The Proxy Statement/Prospectus will include the Company Board Recommendation, subject to the right of the Board of Directors of the Company to withhold, withdraw, modify, amend, change, rescind, condition or qualify the Company Board Recommendation in compliance with Section 4.4(c).

     4.4 MEETING OF THE COMPANY'S STOCKHOLDERS.

          (A) The Company shall (subject to applicable Legal Requirements and the requirements of its Organizational Documents) take all action necessary to convene a meeting of holders of Company Common Stock to vote to adopt this Agreement (the "COMPANY STOCKHOLDERS MEETING") and, subject to the right of the Board of Directors of the Company to withhold, withdraw, modify, amend, change, rescind, condition or qualify the Company Board Recommendation in compliance with Section 4.4(c), shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. The Company Stockholders Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. The Company may delay the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is originally scheduled, the Company believes that there are or will be insufficient stockholders represented (either in person or by proxy) to constitute the minimum legal quorum necessary to conduct the business at the Company Stockholders Meeting. The Company shall use commercially reasonable efforts to ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the DGCL, the Company's Organizational Documents, the rules of the American Stock Exchange and all other applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 4.4(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Alternative Acquisition Proposal or any withholding, withdrawal, modification, amendment or change in the Company Board Recommendation or any other determination subsequent to the date hereof by the Company's Board of Directors that it can no longer make the Company Board Recommendation.

          (B) The Board of Directors of the Company shall recommend adoption of this Agreement by the holders of Company Common Stock (the "COMPANY BOARD RECOMMENDATION"), and unless the Board of Directors of the Company shall have withheld, withdrawn, modified, amended, changed, rescinded, conditioned or qualified the Company Board Recommendation in compliance with Section 4.4(c), the Company shall include in the Proxy Statement/Prospectus a statement to the effect that the Board of Directors of the Company recommends that the holders of Company Common Stock vote to adopt this Agreement, and (ii) the Company shall take all lawful action to solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and to secure the vote or consent of its stockholders required by the rules of the American Stock Exchange and the DGCL. Neither the Company's Board of Directors nor any committee thereof shall withhold, withdraw, modify, amend, change, rescind, condition or qualify or publicly propose to withhold, withdraw, modify, amend, change, rescind, condition or qualify, in a matter adverse to Parent or Merger Sub, the Company Board Recommendation, except in compliance with Section 4.4(c). At the Company Stockholders Meeting, Parent shall ensure that all shares of Company Common Stock owned beneficially or of record by Parent, Merger Sub or any of Parent's other Affiliates will be voted in favor of the adoption of this Agreement.

          (C) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the stockholders of the Company, the Company's Board of Directors may withhold, withdraw, modify, amend, change, rescind, condition or qualify the Company Board Recommendation if: (i) neither the Company nor its representatives shall have breached the provisions set forth in Section 4.2 in connection with the proposed withholding, withdrawal, modification, amendment, changing, rescission, conditioning or qualification of the Company Board Recommendation; (ii) the Company shall have provided to Parent at least two
     (2) business days' prior written notice (or, if less than two (2) business days, such prior notice as is provided to the members of the Company's Board of Directors) of any meeting of the Company's Board of Directors at which such Board of Directors is reasonably expected to consider the possibility of withholding or withdrawing the Company Board Recommendation or modifying, amending, changing, rescinding, conditioning or qualifying the Company Board Recommendation in a manner adverse to Parent, together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility and the opportunity to discuss such circumstances with Parent and its legal counsel and financial advisor; and (iii) the Company's Board of Directors determines in good faith that (after consultation with the Company's outside legal counsel and its financial advisor) that, other than solely by reason of a decline in Parent's stock price, in and of itself, withholding, withdrawing, modifying, amending, changing, rescinding, conditioning or qualifying the Company Board Recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company shall notify Parent promptly (and in any event within two hours) of: (A) any withholding, withdrawal, modification, amendment, changing, rescinding, conditioning or qualifying of the Company Board Recommendation; and (B) the circumstances and details surrounding such withholding, withdrawal, modification, amendment, change, rescission, conditioning or qualification. Nothing contained in this Section 4.4 shall limit the Company's obligation to hold and convene the Company Stockholders Meeting (regardless of whether the Company Board Recommendation shall have been withheld, withdrawn, modified, amended, changed, rescinded, conditioned or qualified).

     4.5 FILINGS; OTHER ACTION.

          (A) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable Legal Requirements with respect to the Merger; and (ii) use commercially reasonable efforts to take or cause to be taken, on a timely basis, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable for the purpose of consummating and effectuating, in an expeditious manner, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, and (B) shall use commercially reasonable efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate of Parent (x) to agree to any divestiture by itself or the Company or any of their respective Subsidiaries or affiliates of shares of capital stock or of any material portion of its or the Company's business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, or (y) to take any similar or other material action under this Section 4.5 requested by any Governmental Entity that has the authority to enforce any antitrust or competition law and that seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin the consummation of the Merger.

          (B) Without limiting the generality of anything contained in Section 4.5(a) or Section 4.5(c), each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

          (C) Without limiting the generality of anything contained in Section 4.5(a) or Section 4.5(b), the Company, Parent and Merger Sub shall use commercially reasonable efforts to cause all conditions to the Merger to be satisfied on a timely basis (to the extent the satisfaction of such conditions is within such party's direct or indirect control).

          (D) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement (other than any such representation or warranty speaks as of the date of this Agreement or any other specific date prior to the date of this Agreement) has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant or agreement required to be complied with or satisfied by it under this Agreement prior to the Closing, in each case, where such untruth, inaccuracy or failure would result in the conditions set forth in Section 5.2(a) or Section 5.2(b) not being satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (E) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement (other than any such representation or warranty speaks as of the date of this Agreement or any other specific date prior to the date of this Agreement) has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant or agreement required to be complied with or satisfied by it under this Agreement prior to the Closing, in each case, where such untruth, inaccuracy or failure would result in the conditions set forth in Section 5.3(a) or Section 5.3(b) not being satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (F) As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (G) Subject to any restrictions that may be imposed by United States Governmental Entities, the Company will coordinate with Parent in connection with all notifications and discussions with the Department of Defense concerning its Trusted Foundry Status or security clearance, including: notifying Parent prior to any such actions, giving Parent the opportunity to review written communications with the Department of Defense, and providing Parent with the opportunity to participate in discussions with the Department of Defense.

     4.6 ACCESS. Upon reasonable notice, the Company shall afford Parent's officers and other authorized employees and representatives (including accountants and counsel) reasonable access, during normal business hours, upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to the Company's properties, books, records and personnel and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business (including the status of product development efforts, properties, results of operations and personnel) as Parent may reasonably request; PROVIDED, HOWEVER, that the Company shall not be required to permit any inspection or other access, or to disclose any information, where such inspection, access or disclosure would jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or violate any Legal Requirement or contractual obligation applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected in any manner that would reasonably be expected to cause the Company to lose any material benefit or incur any material liability. Subject to the restrictions set forth in the proviso to the preceding sentence, the parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. All information obtained by Parent and its representatives pursuant to this Section 4.6 shall be treated as "Confidential Information" for purposes of the Confidentiality Agreement.

     4.7 INTERIM OPERATIONS OF MERGER SUB. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     4.8 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent (and each of their respective executive officers and directors, whether or not purporting to act on behalf of the Company or Parent, as applicable) shall consult with each other and, to the extent practicable, agree, prior to issuing any press releases or otherwise making public statements with respect to this Agreement and the transactions contemplated by this Agreement, except as may be required by applicable Legal Requirements or any listing agreement with the Nasdaq or the American Stock Exchange, and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company need not consult with Parent in connection with any press release or public statement if, prior to the date of such release or public statement, the Company shall have withheld, withdrawn, modified, amended or changed the Company Board Recommendation in compliance with Section 4.4(c). The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company's earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.

     4.9 COMPANY OPTIONS; COMPANY WARRANTS; EMPLOYEE BENEFITS.

          (A) COMPANY OPTIONS. At the Effective Time, each outstanding Company Option, whether or not vested, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Options and use its best efforts to ensure, to the extent required by and subject to the provisions of, the Company Equity Plan, and to the extent permitted under the Code, that any Company Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. The Company will take all necessary or appropriate actions to effectuate the treatment of Company Options contemplated by this Section 4.9(a) and Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of assumed Company Options on the terms set forth in this Section 4.9(a). Parent shall file a Form S-8 registration statement with the SEC covering the Parent Ordinary Shares issuable with respect to assumed Company Options within 10 business days after the Effective Time. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options remain outstanding.

          (B) COMPANY WARRANTS. At the Effective Time, each outstanding Company Warrant shall be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio. Parent shall comply with the terms of all such Company Warrants. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of assumed Company Warrants on the terms set forth in this Section 4.9(b).

          (C) EMPLOYEE BENEFITS.

               (I) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provision, contractual requirements or Legal Requirements, all employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent after the Effective Time ("CONTINUING EMPLOYEES") shall, following the Effective Time, be eligible to participate in Parent's applicable employee benefit plans (including equity plans, profit sharing plans, severance plans and health and welfare benefit plans) to substantially the same extent as similarly situated employees of Parent (based, among other things, on location, responsibility, rank, seniority and job description). From and after the Effective Time and continuing until not earlier than December 31, 2008, Parent shall ensure that the Surviving Corporation continues to provide Continuing Employees with the same benefits that are provided by the Company as of immediately prior to the Effective Time.

               (II) For the sole purpose of determining a Continuing Employee's eligibility to participate in such plans (but not for purposes of benefit accrual), such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Company or its Subsidiaries prior to the Effective Time, provided that such crediting of service shall not result in the duplication of benefits. With respect to any welfare benefit plans maintained by Parent or its Subsidiaries for the benefit of Continuing Employees located in the United States, Parent shall, subject to any necessary transition period and subject to any Legal Requirements: (A) cause to be waived, as required by applicable Legal Requirements, any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by any of the Company or its Subsidiaries during the plan year in which the Effective Time occurs.

               (III) The Surviving Corporation shall, and Parent shall not take any action that would cause the Surviving Corporation not to, honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company and its Subsidiaries. Part 4.9(c)(iii) of the Company Disclosure Schedule accurately lists all such plans, agreements and arrangements.

               (IV) Nothing in this Section 4.9 or elsewhere in this Agreement shall be construed to create a right of any employee of the Company or a Subsidiary of the Company to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Parties (as defined in Section 4.10(d)) to the extent of their respective rights pursuant to Section 4.10, no employee of the Company or a Subsidiary of the Company, no Continuing Employee and no other Person, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 4.9 or elsewhere in this Agreement shall be construed to amend any benefit plan.

               (V) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the transactions contemplated by this Agreement, the Company shall cooperate with Parent to comply with such requirements prior to the Effective Time.

     4.10 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (A) All rights to indemnification by the Company or any Subsidiaries of the Company and exculpation existing in favor of Indemnified Parties for their acts and omissions as directors and/or officers of the Company or any Subsidiary of the Company occurring at or prior to the Effective Time pursuant to those indemnification agreements listed on Part 4.10 of the Company Disclosure Schedule and the Organizational Documents of the Company or any Subsidiary of the Company (as applicable) as in effect on the date of this Agreement (the "INDEMNIFICATION DOCUMENTS"), shall survive the Merger and be observed by the Surviving Corporation to the fullest extent available under the Indemnification Documents and applicable law for a period of six years from the Effective Time, and Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to (i) fulfill and honor in all respects the provisions of this Section 4.10(a) and (ii) not amend, repeal or otherwise modify (or permit the Surviving Corporation to amend, repeal or otherwise modify) the Organizational Documents of the Surviving Corporation or any of its Subsidiaries in any manner that could adversely affect the rights thereunder of any Indemnified Party.

          (B) From the Effective Time through the sixth anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors' and officers' liability insurance coverage as set forth in the Company's current directors' and officers' liability insurance policies in effect as of the date of this Agreement as disclosed on Part 4.10(b) of the Company Disclosure Schedule; PROVIDED, HOWEVER, that (i) in no event shall Parent or the Surviving Corporation be required pursuant to this Section 4.10(b) to expend in any one year an amount in excess of 200% of the annual premium currently payable by the Company with respect to such insurance coverage (which current annual premium the Company represents and warrants to be $400,098 in the aggregate), it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause "(i)" above, the Company may obtain a prepaid tail policy (the "TAIL POLICY") prior to the Effective Time for an aggregate price not to exceed six times the premium currently payable by the Company, which policy provides Indemnified Persons with directors' and officers' liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time.

          (C) This Section 4.10 shall survive consummation of the Merger and the Effective Time. This Section 4.10 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, Parent shall make proper provision so that the continuing or surviving corporation or entity shall assume the obligations set forth in this
     Section 4.10.

          (D) For purposes of this Agreement, each individual who is or was an officer or director of the Company or any of its Subsidiaries any time between February 16, 2007 and the Effective Time shall be deemed to be an "INDEMNIFIED PARTY."

     4.11 TAX OPINIONS. The Company, Parent and Merger Sub shall cooperate and use commercially reasonable efforts in order for Company to obtain the opinion of Cooley Godward Kronish LLP described in Section 5.2(e)(i) and in order for Parent to obtain the opinion of O'Melveny & Myers LLP described in Section 5.3(e)(i). In connection therewith, the Company, Parent and Merger Sub shall, as of the Effective Time, execute and deliver to Cooley Godward Kronish LLP and to O'Melveny & Myers LLP tax representation letters substantially in the forms attached as Exhibit C (for the Company) and Exhibit D (for Parent and Merger
Sub). The Company, Parent and Merger Sub shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code and shall not take any actions that to their knowledge could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code. The Company, Parent and Merger Sub shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

     4.12 LISTING. Parent shall use its commercially reasonable efforts to cause the Parent Ordinary Shares being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Global Market, including by giving notice to the Nasdaq Global Market on a Notification Form: Listing of Additional Shares.

     4.13 SUPPLEMENTAL INDENTURE. Prior to the Effective Time, Parent and the Company shall execute a supplemental indenture (the "SUPPLEMENTAL INDENTURE") pursuant to Section 10.12 of the Indenture, in form satisfactory to the Trustee providing that each holder of Convertible Notes then outstanding shall have the right from and after the Effective Time, during the period that such Convertible Notes are convertible under the Supplemental Indenture, to convert such Convertible Notes into the number of Parent Ordinary Shares receivable by a holder, immediately prior to the Effective Time, of the number of shares of Company Common Stock into which such Convertible Notes was convertible immediately prior to the Effective Time.

     4.14 TAX MATTERS.

          (A) Following the Merger, Parent shall cause the Surviving Corporation to timely comply with the reporting requirements of Treas. Reg. Sections 1.367-3(c)(6) and 1.368-3, to the extent required by applicable law, with respect to the transactions contemplated hereby.

          (B) Following the Merger, Parent shall timely provide notice to each former holder of Company Common Stock that notifies Parent that such holder has entered into a gain recognition agreement with the Internal Revenue Service (pursuant to Treas. Reg. Section 1.367-8T) in connection with the Merger, of either (i) a disposition by Parent or its Affiliates of all or a portion of the Company Common Stock received by Parent in the Merger, or
     (ii) a disposition of 90 percent of the gross assets or 70 percent of the net assets of the Company (or those assets essential to the conduct of the Company's business). In addition, upon written request from such holder after receipt of notification from Parent, Parent shall use commercially reasonable efforts to provide such information requested by the former holder to determine if such holder must recognize gain due to any disposition described in this Section 4.14(b). Parent shall have no obligation to provide any notice or other information to the holder pursuant to this Section 4.14(b) after October 15, 2014 or, if earlier, October 15th of the year following the year in which the holder's gain recognition agreement terminates.

SECTION 5. CONDITIONS TO THE MERGER

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

          (A) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote of holders of the Company Common Stock in accordance with applicable Legal Requirements and the Company's Organizational Documents;

          (B) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and still be pending, and no proceeding for that purpose shall have been initiated or be threatened and be pending, by the SEC with respect to the Registration Statement or the Proxy Statement/Prospectus;

          (C) OTHER GOVERNMENTAL APPROVALS. if during the period of 60 days after the date of this Agreement, both of the following occur: (x) either the Committee on Foreign Investment in the United States (including any of its respective members individually) ("CFIUS") or the President of the United States takes any action, including communicating concerns to the parties hereto about the Merger or initiating a review under Section 721 of the Defense Production Act of 1950 (50 USC App. 2170)("SECTION 721"), and
     (y) in response to any such action, Parent makes an appropriate filing providing notice of the transactions that are the subject of this Agreement to CFIUS pursuant to Section 721 (and, in the event Parent elects to make any such filing, the Company and Parent will use commercially reasonable efforts to prepare such filing, including providing the other party with all information reasonably requested by the other party in connection therewith), then either (A) the period of time for any applicable review process by CFIUS pursuant to Section 721, shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the transactions contemplated hereby on the basis that they threaten to impair the national security of the United States or (B) the Department of Treasury shall have provided notice to the parties to the effect that action under Section 721 is concluded; and

          (D) NO INJUNCTIONS; LAWS. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no law shall have been enacted since the date of this Agreement and shall remain in effect that prohibits the consummation of the Merger; PROVIDED, HOWEVER, that (i) prior to invoking this provision, each party shall use commercially reasonable efforts to have any such injunction lifted, and (ii) a party may not invoke this provision unless the violation of such injunction or law that would arise from the consummation of the Merger would have material negative consequences for Parent or the Company or any of their respective directors, officers or employees (it being clarified that for the purposes of this Section 5.1(d) that: (x) an injunction issued by a court in Israel or the United States that prohibits the consummation of the Merger; or (y) a law enacted in Israel or the United States that prohibits the consummation of the Merger, shall be deemed to have material negative consequences for Parent or the Company).

     5.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 of this Agreement shall be accurate in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, other than the representations and warranties in Sections 2.3(a), 2.3(e), 2.20(b) and 2.24 (the "COMPANY EXCLUDED REPRESENTATIONS"), which shall be accurate in all material respects as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty (i) if other than a Company Excluded Representation, shall have been accurate in all respects as of such date, or (ii) if a Company Excluded Representation, shall have been accurate in all material respects as of such date), except that any inaccuracies in such representations and warranties (other than the Company Excluded Representations) will be disregarded for purposes of this Section 5.2(a) if such inaccuracies (considered collectively) do not have a Material Adverse Effect on the Company as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the phrase "in all material respects" or similar qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded);

          (B) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

          (C) NO MATERIAL ADVERSE EFFECT ON THE COMPANY. Since the date of this Agreement, no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances since the date of this Agreement, has had or resulted in and continues to have or result in a Material Adverse Effect on the Company, or would reasonably be expected to have or result in a Material Adverse Effect on the Company following the Closing Date;

          (D) NO LEGAL PROCEEDING. There shall not be pending before any court of competent jurisdiction any Legal Proceeding commenced by a Governmental Entity against the Company or Parent that seeks to prohibit the consummation of the Merger and that (i) is likely to result in a judgment adverse to Parent or the Company and (ii) would have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent; and

          (E) DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

               (I) a written tax opinion of Cooley Godward Kronish LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code (it being understood that if Cooley Godward Kronish LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be satisfied if O'Melveny & Myers LLP renders such opinion);

               (II) a certificate executed on behalf of the Company by an executive officer confirming that the conditions set forth in Sections 5.2(a), 5.2(b) and 5.2(c) have been duly satisfied; and

               (III) (A) the Supplemental Indenture, executed and delivered on behalf of the Company and the Trustee and (B) the officer's certificate and opinion(s) of counsel delivered by the Company to the Trustee in accordance with Sections 6.1(c) and 7.3 of the Indenture in connection therewith.

     5.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in Section 3 of this Agreement shall be accurate in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, other than the representations and warranties in Sections 3.3(a) and 3.3(d) (the "PARENT EXCLUDED REPRESENTATIONS"), which shall be accurate in all material respects as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty (i) if other than a Parent Excluded Representation, shall have been accurate in all respects as of such date, or (ii) if a Parent Excluded Representation, shall have been accurate in all material respects as of such date), except that any inaccuracies in such representations and warranties (other than the Parent Excluded Representations) will be disregarded for purposes of this Section 5.3(a) if such inaccuracies (considered collectively) do not have a Material Adverse Effect on Parent as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the phrase "in all material respects" or similar qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded);

          (B) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date;

          (C) NO MATERIAL ADVERSE EFFECT ON PARENT. Since the date of this Agreement, no event shall have occurred or circumstance shall exist that, alone or in combination with any other events or circumstances since the date of this Agreement, has had or resulted in and continues to have or result in a Material Adverse Effect on Parent, or would reasonably be expected to have or result in a Material Adverse Effect on Parent following the Closing Date;

          (D) NO LEGAL PROCEEDING. There shall not be pending before any court of competent jurisdiction any Legal Proceeding commenced by a Governmental Entity against the Company or Parent that seeks to prohibit the consummation of the Merger and that (i) is likely to result in a judgment adverse to Parent or the Company and (ii) would have a Material Adverse Effect on Parent; and

          (E) DOCUMENTS. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

               (I) a written tax opinion of O'Melveny & Myers LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code (it being understood that if O'Melveny & Myers LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be satisfied if Cooley Godward Kronish LLP renders such opinion);

               (II) a certificate executed on behalf of Parent by an executive officer confirming that the conditions set forth in Sections 5.3(a), 5.3(b) and 5.3(c) have been duly satisfied; and

               (III) the Supplemental Indenture, executed and delivered on behalf of Parent.

          (F) LISTING. Parent shall have delivered timely notice to the Nasdaq Global Market on a Notification Form: Listing of Additional Shares with respect to the Parent Ordinary Shares being issued in the Merger.

     5.4 FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.1,
Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by the failure of such party (or any Affiliate of such party) to perform any of its obligations under this Agreement.

SECTION 6. TERMINATION

     6.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned (notwithstanding any adoption of this Agreement by the stockholders of the Company):

          (A) by mutual written consent of the Company and Parent at any time prior to the Effective Time;

          (B) by Parent or the Company at any time after 5:00 p.m. Pacific Time on October 20, 2008 (the "FINAL TIME") if the Merger shall not have been consummated at or before the Final Time (provided that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party where the failure of the Merger to have been consummated at or before the Final Time was caused by the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement;

          (C) by Parent or the Company at any time prior to the Effective Time if (i) there shall be any Legal Requirement enacted after the date of this Agreement and remaining in effect that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, and (ii) the violation of such Legal Requirement or injunction that would arise from the consummation of the Merger would have material negative consequences for Parent or the Company or any of their respective directors, officers or employees (it being clarified that for the purposes of this Section 6.1(c) that: (x) an injunction issued by a court in Israel or the United States that prohibits the consummation of the Merger; or (y) a Legal Requirement enacted in Israel or the United States that prohibits the consummation of the Merger, shall be deemed to have material negative consequences for Parent or the Company); PROVIDED, HOWEVER, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the issuance of any such injunction is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant or other agreement in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

          (D) by either the Company or Parent if the approval of the holders of Company Common Stock shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; PROVIDED, HOWEVER, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(d) if the failure to obtain such approval was caused by the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement;

          (E) by Parent at any time prior to adoption of this Agreement by the holders of Company Common Stock at the Company Stockholders Meeting if a Triggering Event shall have occurred;

          (F) by Parent if (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 2 such that the condition set forth in Section 5.2(a) would not be satisfied, or any covenant of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (iii) to the extent the Uncured Inaccuracy is curable by the Company, at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured in all material respects; or

          (G) by the Company if (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in Section 3 such that the condition set forth in Section 5.3(a) would not be satisfied, or any covenant of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and (iii) to the extent the Uncured Inaccuracy is curable by Parent or Merger Sub (as applicable), at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured in all material respects;

PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Section 6.1: (1) Parent shall not be permitted to terminate this Agreement pursuant to Section 6.1(f) if (A) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in Section 3 such that the condition set forth in Section 5.3(a) would not be satisfied, or (B) any covenant or other agreement of Parent or Merger Sub contained in this Agreement shall not have been performed or complied with such that the condition set forth in Section 5.3(b) would not be satisfied; and (2) the Company shall not be permitted to terminate this Agreement pursuant to Section 6.1(g) if (x) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in Section 2 such that the condition set forth in Section 5.2(a) would not be satisfied, or (y) any covenant or other agreement of the Company contained in this Agreement shall not have been performed or complied with such that the condition set forth in Section 5.2(b) would not be satisfied.

     6.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 6.1 will be effective immediately upon the delivery of written notice thereof by the terminating party to the other parties hereto (or, in the case of termination pursuant to Section 6.1(f) or Section 6.1(g), on the date specified therein). In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that: (a) this Section 6.2, Section 6.3 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or agreement contained in this Agreement; and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     6.3 FEES AND EXPENSES; TERMINATION FEE.

          (A) GENERAL. Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

          (B) COMPANY PAYMENTS.

               (I) If (A) (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d), (ii) at or prior to the time of such termination of this Agreement an Alternative Acquisition Proposal shall have been publicly disclosed (and such Alternative Acquisition Proposal shall not have been unconditionally and publicly withdrawn prior to the date of the Company Stockholders Meeting), (iii) in the case of a termination of this Agreement by Parent pursuant to Section 6.1(b), Parent demonstrates that it would reasonably have been expected that the Merger would have been consummated prior to the termination of this Agreement but for the making or pendency of such Alternative Acquisition Proposal (it being clarified that this Section 6.3(b)(A)(iii) shall not apply to termination of this Agreement by the Company), and (iv) within twelve months after the date of termination of this Agreement, a Company Acquisition (as defined below) is consummated or the Company enters into a definitive agreement or binding letter of intent providing for a Company Acquisition (which is subsequently consummated), or (B) this Agreement is validly terminated by Parent pursuant to Section 6.1(e), then (x) if termination of this Agreement is pursuant to Section 6.1(b) or Section 6.1(d), within one (1) business day after consummation of the Company Acquisition described above, or (y) if termination of this Agreement is pursuant to Section 6.1(e), within one (1) business day after the termination of this Agreement, the Company shall cause to be paid to Parent, in cash in immediately available funds, a non-refundable termination fee in the amount of $1.2 million. In addition, in any of the foregoing circumstances where the Company is obligated to pay a termination fee, the Company shall also reimburse Parent for Parent's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated thereby, not to exceed $1 million, less any amounts previously paid by the Company on account of such expenses as provided in the last sentence of this paragraph (the "PARENT EXPENSES"), within five (5) business days after the Company's receipt of reasonable documentation of such expenses. In the event that (1) this Agreement is validly terminated by Parent or the Company pursuant to Section 6.1(d), and (2) all of the conditions to the Company's obligation to consummate the Merger set forth in Sections 5.1 and 5.3 (other than the conditions set forth in Sections 5.1(a), (b) and (c) and Sections 5.3(e) and 5.3(f)) were satisfied as of the time of such termination, then the Company shall reimburse Parent for Parent's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated thereby, not to exceed $500,000, less any amounts previously paid by the Company on account of such expenses, within five (5) business days after the Company's receipt of reasonable documentation of such expenses.

               (II) The Company acknowledges that the agreements contained in this Section 6.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay when due any amount payable by the Company under this Section 6.3, then: (A) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 6.3; and (B) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to five percent (5%). Payment of the fees described in this Section 6.3(b) shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

               (III) For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement and other than any transactions in which the Company is acquired by Parent or any of its affiliates): (A) a merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction do not hold (directly or indirectly) at least 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or a parent entity following such transaction; (B) a transaction that involves, directly or indirectly, a sale or other disposition by the Company of assets that represent in excess of 50% of the consolidated assets of the Company and its Subsidiaries or a business or businesses that constitute or account for at least 50% of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, immediately prior to such sale; or (C) the acquisition by any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

SECTION 7. MISCELLANEOUS PROVISIONS

     7.1 AMENDMENT. This Agreement may be amended with the approval of the Company and Parent at any time prior to the Effective Time; PROVIDED, HOWEVER, that after any adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.2 WAIVER.

          (A) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (B) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     7.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time.

     7.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     7.5 APPLICABLE LAW; JURISDICTION. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and unconditionally consents to service of process in any such action by notice in accordance with Section 7.8.

     7.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     7.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto. Except as set forth in Section 4.10 with respect to the Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

     7.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     IF TO PARENT OR MERGER SUB:

              Tower Semiconductor Ltd.
              Ramat Gavriel Industrial Area
              P.O. Box 619
              Migdal Haemek Israel 23105
              Attention: Chief Financial Officer
              Facsimile: + 972-(4)-604-7242

     WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

              Yigal Arnon & Co.
              1 Azrieli Center
              Tel-Aviv 67021
              Israel
              Attn: David Schapiro
              Facsimile: +972-(3)-608-7714

              and an additional copy (which shall not constitute notice) to:

              O'Melveny & Myers LLP
              275 Battery Street, Suite 2600
              San Francisco, CA 94111
              Attn: Michael S. Dorf
              Facsimile: +1-(415)-984-8701

     IF TO THE COMPANY:

              Jazz Technologies, Inc.
              4321 Jamboree Road
              Newport Beach, CA 92660
              Attention: Chief Legal Officer
              Facsimile:  949-315-3811

     WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

              Cooley Godward Kronish LLP
              101 California Street, 5th floor
              San Francisco, CA  94111
              Attention: Gian-Michele a Marca
              Facsimile:  (415) 693-2222

     7.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     7.10 OBLIGATION OF PARENT. Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement.

     7.11 SPECIFIC PERFORMANCE. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, any party hereto shall be entitled to seek injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof.

     7.12 CONSTRUCTION

          (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

          (E) All references to a document or instrument having been made available to Parent shall mean the making available of such document or instrument to Parent and Parent's legal and financial advisors on the Company's electronic data room no later than twenty-four (24) hours prior to the date of this Agreement.

          (F) All references in this Agreement to "$" are intended to refer to U.S. dollars.

     Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.


                                            TOWER SEMICONDUCTOR LTD.


                                            By: /s/ Russell C. Ellwanger
                                            ----------------------------
                                            Russell C. Ellwanger
                                            Chief Executive Officer


                                            By: /s/ Oren Shirazi
                                            ----------------------------
                                            Oren Shirazi
                                            Acting Chief Financial Officer


                                            ARMSTRONG ACQUISITION CORP.


                                            By: /s/ Russell C. Ellwanger
                                            ----------------------------
                                            Russell C. Ellwanger
                                            Chief Executive Officer


                                            JAZZ  TECHNOLOGIES, INC.


                                            By: /s/ Gilbert F. Amelio
                                            ----------------------------
                                            Gilbert F. Amelio
                                            Chairman and Chief Executive Officer

                                    EXHIBITS

Exhibit A     Certain Definitions

Exhibit B     Form of Certificate of Incorporation of Surviving Corporation

Exhibit C     Form of Tax Representation Letter (Company)

Exhibit D     Form of Tax Representation Letter (Parent)

                                        LIST OF OMITTED SCHEDULES

Company Disclosure
Schedule
Part 2.1(b)         Subsidiaries
Part 2.3(c)         Registration Rights
Part 2.3(d)         Company Options and Restricted Shares outstanding under
                    Company Equity Plan as of May 5, 2008
Part 2.4            Listing and other rules and regulations of AMEX
Part 2.5            Absence of Certain Changes
Part 2.6(a)(i)      Registered IP
Part 2.6(a)(ii)     Intellectual Property - Licensed in IP; Contracts
Part 2.6(a)(iii)    Intellectual Property - Licensed Out IP
Part 2.6(a)(iv)     Intellectual Property - Development Agreements
Part 2.6(b)         Intellectual Property - Limitations on Use
Part 2.6(b)(v)      No Funding, Facilities or Personnel of Government Entity or
                    Educational Institution
Part 2.6(b)(vii)    Intellectual Property - Process Technologies
Part 2.6(e)         Intellectual Property - Effect of Merger
Part 2.6(g)         Intellectual Property - Infringement of Third Party IP
Part 2.6(h)         Intellectual Property - Source Code
Part 2.6(k)         Standards Bodies
Part 2.7(a)         Leaseholds
Part 2.7(a)         Assets - Encumbrances
Part 2.8(a)         Material Contracts
Part 2.8(a)         Material Contracts - Compliance
Part 2.8(b)         Government Contracts

Part 2.9            Compliance with Legal Requirements
Part 2.10           Legal Proceedings
Part 2.11           Governmental Authorizations
Part 2.12(a)        Tax Matters - Tax Returns
Part 2.12(d)        Tax Matters - Claims or Proceedings
Part 2.12(g)        Tax Incentives or Concessions
Part 2.12(h)        Tax Matters - 280G Payments
Part 2.13(a)        List of All Employee Benefit Plans and Programs
Part 2.13(c)        Benefit Plans - Compliance
Part 2.13(d)        Benefit Plans - Changes in Actuarial or Other Assumptions
Part 2.14(b)        Employee and Labor Matters - Severance Benefits
Part 2.14(c)        Employee and Labor Matters - Non-At Will Employees;
                    Severance; Termination Benefits
Part 2.14(f)        Collective Bargaining Agreements
Part 2.14(g)        Benefit Plans - Compliance
Part 2.14(h)

Part 2.14(i)        Benefit Plans - Certain Plans
Part 2.14(j)        Benefit Plans - Penalties and Assets
Part 2.14(k)        Benefit Plans - Retiree Benefits
Part 2.14(l)        Employee and Labor Matters; Benefit Plans - Legal Compliance
Part 2.14(m)        Employee and Labor Matters - Long Term Leave
Part 2.15           Environmental Matters
Part 2.16(a)        Insurance
Part 2.16(b)        Pending Insurance Claims
Part 2.18           Product Warranties
Part 2.22           Non-Contravention; Consents
Part 2.27(c)        Reduction in Volume of Business
Part 2.27(d)        Accounts Receivable Aging as of May 13, 2008
Part 2.27(e)        Accounts Payable Aging as of May 13, 2008
Part 4.1(b)(vii)
Part 4.1(b)(x)      Employee Benefits Under Collective Bargaining Agreement
Part 4.1(b)(xi)     Existing Bonus/Retention Commitments
Part 4.1(b)(xv)     Changes to Accounting Practices
Part 4.9(c)(iii)    Employee Severance and Other Plans
Part 4.10(a)        Indemnification Obligations
Part 4.10(b)        D&O Insurance

Parent Disclosure
Schedule
Part 3.1            Due Organization and Good Standing
Part 3.3            Capitalization, Etc.
Part 3.5            Absence of Certain Changes
Part 3.6            IP Rights
Part 3.7            Contracts
Part 3.8            Compliance with Legal Requirements
Part 3.9            Legal Proceedings; Orders
Part 3.10           Governmental Authorizations
Part 3.12           Transactions with Affiliates
Part 3.14           Non-Contravention; Consents

     The above schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the U.S. Securities and Exchange Commission upon request.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

     For purposes of the Agreement (including this EXHIBIT A):

     AFFILIATE. A Person shall be deemed to be an "AFFILIATE" of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

     ALTERNATIVE ACQUISITION INQUIRY. "ALTERNATIVE ACQUISITION INQUIRY" shall mean any inquiry, indication of interest or request for non-public information from a third party (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its affiliates) that could reasonably be expected to lead to an Alternative Acquisition Proposal.

     ALTERNATIVE ACQUISITION PROPOSAL. "ALTERNATIVE ACQUISITION PROPOSAL" shall mean any offer or proposal from a third party (other than an offer or proposal made or submitted by Parent or any of its affiliates) contemplating any Alternative Acquisition Transaction between such third party or any Affiliate of such third party and the Company.

     ALTERNATIVE ACQUISITION TRANSACTION. "ALTERNATIVE ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions (other than the transactions contemplated by the Agreement and other than any transactions of the type described below between the Company and Parent or any of its affiliates) involving:

          (A) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly would acquire, if consummated, beneficial or record ownership of securities representing more than 15% of the outstanding securities of the Company; (ii) in which the Company issues securities representing more than 15% of the outstanding securities of the Company; or (iii) in which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction;

          (B) any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets that constitute or account for 15% or more of the Company and its Subsidiaries, taken as a whole; or

          (C) any liquidation or dissolution of the Company or a Designated Subsidiary.

     AGREEMENT. "AGREEMENT" shall mean the Agreement and Plan of Merger and Reorganization to which this EXHIBIT A is attached, together with this EXHIBIT A, as such Agreement and Plan of Merger and Reorganization (including this EXHIBIT A) may be amended from time to time.

     CODE. "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY COMMON STOCK. "COMPANY COMMON STOCK" shall mean the common stock, $.0001 par value per share, of the Company.

     COMPANY EQUITY PLAN. "COMPANY EQUITY PLAN" shall mean the Company's 2006 Equity Incentive Plan.

     COMPANY OPTIONS. "COMPANY OPTIONS" shall mean options to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Company Equity Plan or otherwise.

     COMPANY OWNED IP. "COMPANY OWNED IP" shall mean all material (a) Company Software, (b) Company Process Technology and (c) all other Intellectual Property and Intellectual Property Rights, that in each case are related to the business of the Company and its Subsidiaries and in which the Company has (or purports to have) an ownership interest.

     COMPANY PROCESS TECHNOLOGY. "COMPANY PROCESS TECHNOLOGY" shall mean any Intellectual Property and Intellectual Property Rights (excluding trademark and trade name rights and similar rights) that both (a) are owned(or which the Company purports to be owned) by the Company or any of its Subsidiaries; and (b) protect or apply to Process Technology.

     COMPANY SOFTWARE. "COMPANY SOFTWARE" shall mean any software, including software components of design kits used in connection with Company Process Technology, software development tools and firmware and other software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes, in each case owned (or which the Company purports to be owned) by the Company or any of its Subsidiaries.

     COMPANY WARRANTS. "COMPANY WARRANTS" shall mean the warrants to purchase shares of Company Common Stock at an exercise price of $5.00 per share issued by the Company in its initial public offering of units or in a private placement consummated on March 13, 2006.

     COMPANY UNITS. "COMPANY UNITS" consist of one (1) share of Company Common Stock and two (2) Company Warrants.

     CONFIDENTIALITY AGREEMENT. "CONFIDENTIALITY AGREEMENT" shall mean that certain letter agreement, dated March 12, 2008, between Parent and the Company.

     CONVERTIBLE NOTES. "CONVERTIBLE NOTES" shall mean the Company's 8% convertible senior notes due 2011 issued pursuant to the Indenture.

     DESIGNATED SUBSIDIARY. "DESIGNATED SUBSIDIARY" shall mean either of the following Subsidiaries: Jazz Semiconductor, Inc., a Delaware corporation; and Newport Fab, LLC, a Delaware limited liability company.

     ENCUMBRANCE. "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

     EXCHANGE ACT. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     FACILITIES. "FACILITIES" shall mean any real property or interest in real property that is being used or has been used by the Company or any Designated Subsidiary and all buildings, structures or other improvements thereon.

     FACILITY AGREEMENT. "FACILITY AGREEMENT" means that certain Restated Facility Agreement originally made on January 18, 2001 and restated on August 24, 2006 among Parent and Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M.

     GAAP. "GAAP" shall mean United States generally accepted accounting principles.

     GOVERNMENTAL AUTHORIZATION. "GOVERNMENTAL AUTHORIZATION" shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

     GOVERNMENTAL ENTITY. "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign governmental authority.

     GOVERNMENT CONTRACT. "GOVERNMENT CONTRACT" means any customer contract (including any basic ordering agreement, letter contract, purchase order, delivery order, task order or change order and including any "contractor team arrangement" as defined in Federal Acquisition Regulation 9.601) between, (A) the Company or any Subsidiary of the Company and an United States Governmental Entity or (B) the Company or any Subsidiary of the Company as a subcontractor at any tier and prime contractor to an United States Governmental Entity.

     INDENTURE. "INDENTURE" shall mean that certain Indenture, dated as of December 19, 2006, between the Company and U.S. Bank National Association, as supplemented, amended or otherwise modified from time to time.

     INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), mask works, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, semiconductor devices, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

     INTELLECTUAL PROPERTY RIGHTS. "INTELLECTUAL PROPERTY RIGHTS" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

     KNOWLEDGE. "KNOWLEDGE" shall mean, if in reference to an individual, the knowledge of such person, and if in reference to an entity, the knowledge of such entity's directors or executive officers and, in the case of the Company, the knowledge of Gilbert F. Amelio, Paul A. Pittman, Allen R. Grogan, Chuck Fox, Marco Racanelli, Nabil Al Ali, Dan Lynch, Luca Fabbri, Andy Chan and Susanna Bennett.

     LEGAL PROCEEDING. "LEGAL PROCEEDING" shall mean any lawsuit, court action or other court proceeding.

     LEGAL REQUIREMENT. "LEGAL REQUIREMENT" shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity, including any instrument or grant from any Governmental Entity.

     MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" shall mean, with respect to the Company or Parent (as the case may be), (i) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole or (ii) an effect that would prevent the Company or Parent (as the case may be) from consummating the transactions contemplated by the Agreement at or prior to the Final Time; PROVIDED, HOWEVER, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on a party: (A) any adverse effect that results directly or indirectly from general economic, business, financial or market conditions (except to the extent that such party is adversely affected disproportionately relative to other companies operating in the same industries as such party); (B) any adverse effect arising directly or indirectly from or otherwise relating to any of the industries or industry sectors in which such party or any of its Subsidiaries operates (except to the extent that such party is adversely affected disproportionately relative to other companies operating in the same industries as such party); (C) any adverse effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (D) any adverse effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (E) any adverse effect arising directly or indirectly from or otherwise relating to the announcement or pendency of the Agreement or the Merger, including any cancellations of or delays in customer orders, any reduction in sales, any disruption in (or loss of) supplier, distributor, partner or similar relationships or any loss of employees, or any claims made or any litigation filed by stockholders of the Company that challenges the Merger; (F) the failure of such party to meet internal or analysts' expectations or projections or a decline in such party's stock price, in and of itself (for the avoidance of doubt, this clause "(F)" shall not preclude the other party from asserting that the underlying cause of any such failure or decrease in stock price is a Material Adverse Effect); (G) any adverse effect arising directly or indirectly from or otherwise relating to any action taken by such party or any of its Subsidiaries with the other party's consent or in compliance by such party with the terms of the Agreement; (H) any adverse effect arising directly from any change in, or any compliance with or action taking for the purpose of complying with, any Legal Requirement; and (I) any adverse effect arising directly or indirectly from or otherwise relating to any request or requirement by any Governmental Entity that any party to the Agreement or any of the Subsidiaries of any party to the Agreement enter into any voting trust arrangement, proxy arrangement, "hold separate" agreement or similar agreement or arrangement with respect to any assets or operations of such party or Subsidiary or any securities of any Subsidiary of the Company.

     OPEN SOURCE LICENSE. "OPEN SOURCE LICENSE" means any license that has been designated as an approved "open source license" on www.opensource.org (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

     OPEN SOURCE SOFTWARE. "OPEN SOURCE SOFTWARE" shall mean any software that is generally licensed or made available in source code form under the terms of a license (such as the General Public License, the Lesser General Public License, the Mozilla license, and the Apache license) that allows for the use, modification, and redistribution of such software in source code form without the payment of any license fees or royalties.

     ORGANIZATIONAL DOCUMENTS. "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to any Entity, (a) if such Entity is a corporation, such Entity's certificate or articles of incorporation and by-laws, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity's certificate or articles of formation and operating agreement.

     PARENT OWNED IP. "PARENT OWNED IP" shall mean all material Intellectual Property and Intellectual Property Rights that are related to the business of Parent and its Subsidiaries and in which Parent has an ownership interest.

     PERMITTED ENCUMBRANCES. "PERMITTED ENCUMBRANCES" shall mean (a) liens for taxes not yet due and payable, (b) liens, encumbrances or imperfections of title that have arisen in the ordinary course of business, (c) liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, (d) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents or Parent Reports, as applicable, (e) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions, and
(f) liens, encumbrances or imperfections of title which would not materially detract from the value of the applicable asset or place any material restrictions on its intended use or enjoyment.

     PERSON. "PERSON" shall mean any individual or Entity.

     PROCESS TECHNOLOGY. "PROCESS TECHNOLOGY" shall mean (i) process steps used in the fabrication of wafers, including process technologies for digital CMOS, standard analog CMOS, advanced analog CMOS, RF CMOS, high-voltage CMOS, bipolar CMOS, silicon-germanium bipolar CMOS, and bipolar CMOS double-diffused metal oxide semiconductor; or (ii) any improvement to, or new design of, manufacturing tools used to fabricate wafers; or (iii) any layout optimization carried out to enhance yield and performance by design-for-manufacturing rules, optical proximity correction, and other techniques.

     PROXY STATEMENT/PROSPECTUS. "PROXY STATEMENT/PROSPECTUS" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     REGISTERED IP. "REGISTERED IP" shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and domain names and all applications for any of the foregoing.

     REGISTRATION STATEMENT. "REGISTRATION STATEMENT" shall mean the registration statement on Form F-4 (or combination Form F-4/F-3) to be filed with the SEC by Parent in connection with issuance of Parent Ordinary Shares in the Merger and upon conversion of the Convertible Notes, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY. An Entity shall be deemed to be a "SUBSIDIARY" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or comparable governing body, or (b) at least 50% of the outstanding equity interests issued by such Entity.

     SUPERIOR PROPOSAL. "SUPERIOR PROPOSAL" shall mean any bona fide written Alternative Acquisition Proposal by a third party not affiliated with the Company or any Person who was a director or executive officer of the Company as of May 17, 2008 to purchase all the outstanding capital stock of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or other business transaction, or to purchase business or businesses or assets that constitute or account for all or substantially all of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, and that (in each case): (A) was not obtained or made as a direct or indirect result of a breach of Section 4.2 of the Agreement, or the Confidentiality Agreement, (B) is not subject to a financing (or reverse break-up fee payable in the event of failure to obtain financing) contingency that is unlikely or uncertain to be satisfied, as determined in good faith by the Company's Board of Directors, and (C) is determined in good faith by the Company's Board of Directors, after consultation with the Company's financial advisor and outside legal counsel and taking into account all the known terms and conditions of such Alternative Acquisition Proposal, to contemplate a transaction that: (x) if consummated would be more favorable to the Company's stockholders than the transactions contemplated by the Agreement (taking into account the terms of such Alternative Acquisition Proposal and any amendments to the terms of the Agreement proposed by Parent in a binding written offer provided by Parent to the Company in response to such Alternative Acquisition Proposal; and (y) is reasonably capable of being consummated by the third party on the terms of such Alternative Acquisition Proposal (taking into account the relevant financial, legal and regulatory considerations associated with such Alternative Acquisition Proposal) (it being understood that an executive officer of the Company who elects to continue employment with such Person or its Affiliates after the consummation of any Alternative Acquisition Transaction shall not be deemed to be affiliated with the Company for purposes of this definition).

     TAX. "TAX" shall mean (i) any and all federal, state, local and foreign taxes, duties, imposts, levies or assessments of any nature whatsoever imposed by a tax authority, including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest, penalties or additions imposed with respect thereto, and (ii) any liability or obligations with respect to any items described in clause "(i)" above, whether by contract, as a successor or transferee or otherwise.

     TAX RETURN. "TAX RETURN" shall mean any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule, attachment or amendment thereto) with respect to Taxes.

     TRIGGERING EVENT. "TRIGGERING EVENT" shall be deemed to have occurred if:
(a) the Board of Directors of the Company or any committee thereof shall for any reason have failed to recommend that the Company's stockholders vote to adopt the Agreement, or shall for any reason have withheld, withdrawn or rescinded the Company Board Recommendation or modified, amended or changed or publicly proposed to withhold, withdraw, rescind, modify, amend or change the Company Board Recommendation in a manner adverse to Parent and Merger Sub; (b) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is fair to and in the best interests of the Company's stockholders; (c) the Board of Directors of the Company shall have failed to reaffirm its recommendation in favor of the adoption of the Agreement within 15 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Alternative Acquisition Proposal; (d) the Board of Directors of the Company or any committee thereof shall have approved, endorsed or recommended any Alternative Acquisition Proposal; (e) the Company shall have entered into any binding letter of intent or similar document or any agreement, contract or commitment accepting any Alternative Acquisition Proposal; and (f) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of the Company shall have been commenced by a third party (other than Parent or any Affiliate of Parent) and the Company shall not have sent to its stockholders, or filed with the SEC, within 15 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     UNCURED INACCURACY. There shall be deemed to be an "UNCURED INACCURACY" in a representation or warranty of a party to the Agreement as of a particular date only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; PROVIDED, HOWEVER, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date.

                                    EXHIBIT B

                      FORM OF CERTIFICATE OF INCORPORATION
                          OF THE SURVIVING CORPORATION

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             JAZZ TECHNOLOGIES INC.

                                    ARTICLE I

     The name of the corporation (this "Corporation") is:

                             JAZZ TECHNOLOGIES INC.

                                   ARTICLE II

     The address of this Corporation's registered office in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of this Corporation's registered agent at such address is The Corporation Trust Company.

     The name and mailing address of the incorporator of this Corporation are:
[____________].

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("GCL").

                                   ARTICLE IV

     This Corporation is authorized to issue one class of stock to be designated "Common Stock," with a par value of $0.001 per share. The total number of shares which this Corporation is authorized to issue is One Hundred (100) shares.

                                    ARTICLE V

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

                                   ARTICLE VI

     The number of directors of this Corporation shall be fixed from time to time by the Bylaws or amendment thereof duly adopted by the board of directors or by the stockholders.

                                   ARTICLE VII

     Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

                                  ARTICLE VIII

     Meeting of stockholders of this Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of this Corporation.

                                   ARTICLE IX

     A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article IX shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.

     Any repeal or modification of this Article IX shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

     The provisions of this Article IX shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article IX.

                                    ARTICLE X

     This Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of this Corporation or by reason of the fact that such person, at the request of this Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                                   ARTICLE XI

     Pursuant to GCL Section 203(b)(1), this Corporation shall not be governed by the provisions of GCL Section 203.

                                   ARTICLE XII

     This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this [__]th day of ________, 2008.

                                                            ____________________
                                                            Name:
                                                            Title:

                                    EXHIBIT C

                   FORM OF TAX REPRESENTATION LETTER (COMPANY)

                              [Company Letterhead]

                             ______________ __, 2008




Cooley Godward Kronish LLP                        O'Melveny & Myers LLP
101 California Street, 5th floor                  275 Battery Street, Suite 2600
San Francisco, CA 94111                           San Francisco, CA 94111

     Re: Merger pursuant to Agreement and Plan of Merger and Reorganization by and among Tower Semiconductor Ltd. , Armstrong Acquisition Corp. and Jazz Technologies, Inc.


Ladies and Gentlemen:

     This letter is furnished to you in connection with your rendering of opinions pursuant to Sections 5.2(e)(i) and 5.3(e)(i) of the Agreement and Plan of Merger and Reorganization dated May 19, 2008 (the "MERGER AGREEMENT") by and among Tower Semiconductor Ltd., an Israeli company ("PARENT"), Armstrong Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Jazz Technologies, Inc., a Delaware corporation ("COMPANY"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Company (the "MERGER") and Company will become a wholly owned subsidiary of Parent. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. References herein to the "IRC" refer to the United States Internal Revenue Code of 1986, as amended, and references to a "TREASURY REGULATION" refer to a regulation promulgated under the IRC.

     After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following representations are true, correct and complete as of the date hereof and will continue to be true, correct and complete as of the Effective Time and thereafter where relevant:

     1.   General Reorganization Representations

          (i) The facts that relate to the Merger and related transactions, as described in the Registration Statement (including the Proxy Statement/Prospectus), as amended or supplemented through the date hereof, are true, correct, and complete in all material respects and will be true, correct, and complete in all material respects at the Effective Time (as if made as of the Effective Time).

          (ii) The fair market value of the Parent Ordinary Shares to be issued to the Company shareholders in the Merger was approximately equal to the fair market value of the shares of Company Common Stock to be surrendered by the Company shareholders in the Merger.

          (iii) At the Effective Time, there will not be outstanding any equity interests in Company other than those disclosed in Sections 1.5 and 1.8 of the Merger Agreement, or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company or any other equity interest in Company that, if exercised or converted, would affect Parent's acquisition or retention of Control of Company. As used in this Section 1, "CONTROL" means direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation.

          (iv) Except with respect to repurchases or other reacquisitions of stock subject to repurchase from or forfeiture by terminated employees pursuant to repurchase (or other reacquisition) rights obtained in the ordinary course of business, following the Merger, Parent has no plan or intention to reacquire or to cause or to allow any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4), or
     (e)(5) to purchase, redeem, or otherwise reacquire any Parent Ordinary Shares issued pursuant to the Merger Agreement.

          (v) Other than pursuant to this Merger Agreement, neither Company nor any Person related to Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has redeemed, purchased or otherwise acquired any Company stock in anticipation of the transactions contemplated by the Merger Agreement (the "TRANSACTIONS") during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending at the Effective Time (the "PRE-MERGER PERIOD"), or otherwise as part of a plan of which the Transactions are a part. To Company's knowledge neither Parent nor any Parent Affiliate will own beneficially or of record, or will have owned beneficially or of record during the five years immediately prior to the Effective Time, any Company stock, or other securities, options, warrants, or instruments giving the holder thereof the right to acquire shares of Company Common Stock or other securities offered by Company.

          (vi) Other than in the ordinary course of business or pursuant to its obligations under the Merger Agreement, Company has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Transactions (or any other corporate acquisition) or during the Pre-Merger Period.

          (vii) In the Merger, Parent will acquire Company Common Stock solely in exchange for Parent Ordinary Shares (other than any cash paid in lieu of fractional shares, as described in paragraph (xv)). Company has no knowledge of any Parent plan or intention to cause or permit the Surviving Corporation to issue additional shares of its stock that would affect Parent's acquisition or retention of Control of Company. For purposes of this paragraph, shares of Company Common Stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to Company stockholders in lieu of fractional Parent Ordinary Shares and cash paid to redeem Parent Ordinary Shares that are issued in the Merger (except as provided in paragraph (iii)) will be treated as shares of Company Common Stock outstanding on the date of the Merger but not exchanged for shares of Parent Ordinary Shares.

          (viii) Immediately following the Effective Time, the Surviving Corporation will be wholly owned directly by Parent. Company is not aware of any Parent plan or intention: (i) to liquidate the Surviving Corporation or merge the Surviving Corporation into another entity; (ii) to sell or otherwise dispose of any shares or securities of, or other interests in, the Surviving Corporation held by Parent; or (iii) to sell or otherwise dispose of, or to cause the Surviving Corporation to sell or otherwise dispose of, any of Merger Sub's or Company's assets, or of any of the assets of Merger Sub or of Company acquired in the Merger; except with respect to: (x) dispositions of assets in the ordinary course of business;
     (y) transfers described in IRC ss.368(a)(2)(C), or in the applicable Treasury Regulations; or (z) sales of the Surviving Corporation's assets to unrelated third parties for fair market value that do not prevent the continuation of Company's "historic business" or use of "historic business assets" as described in paragraph (vii) below.

          (ix) Company conducts a historic business within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of Company have been acquired or sold, transferred, or otherwise disposed of that would prevent Parent, or a member of its qualified group of corporations, from continuing such "historic business" or from using a "significant portion" of Company's "historic business assets" in a business following the Merger. Company has no knowledge of any plan or intention by Parent, or a member of its qualified group of corporations (as defined by Treasury Regulations Section 1.368-1(d)(4)(ii)), to cause or allow the Merger to fail to satisfy the requirement for a reorganization set forth in Treasury Regulations Section 1.368-1(d) by causing or allowing the Surviving Corporation to discontinue the historic business of Company (or, alternatively, if Company has more than one line of business, by causing or allowing the Surviving Corporation to discontinue all of the significant lines of Company's historic business) and failing to use a significant portion of Company's historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of Company or use a significant portion of Company's historic business assets in a business or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulations Section 1.368-1(d)(4).

          (x) Company is not an "INVESTMENT COMPANY" within the meaning of IRC ss.ss.368(a)(2)(F)(iii) and (iv). As used in Sections 1 and 2 hereof, an "Investment Company" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. For this purpose, in determining total assets, cash and cash items (including receivables), and Government securities shall be excluded. The term "securities" includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies and real estate investment trusts, and other investments constituting a security within the meaning of the Investment Company Act of 1940 (15 U.S.C. 80a-2(36)).

          (xi) Except as specifically set forth in the Merger Agreement, Company will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder. To Company's knowledge, Parent has retained no Company shareholder to act as agent for Parent in connection with the Merger or approval thereof and Parent will reimburse no Company shareholder for shares of Company Common Stock such shareholder may have purchased or for other obligations such shareholder may have incurred.

          (xii) There is no intercorporate indebtedness existing between Parent and Company that was issued, acquired, or will be settled at a discount.

          (xiii) The fair market value of Company's assets will exceed the amount of its liabilities plus the liabilities, if any, to which the Company's assets are subject.

          (xiv) All Parent Ordinary Shares issued in the Merger will be shares of voting stock and, to Company's knowledge, there are no restrictions on the voting rights with respect to such shares.

          (xv) The payment of cash in lieu of fractional shares of Parent Ordinary Shares in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Ordinary Shares and does not represent separately bargained-for consideration for Company Common Stock. The total cash consideration that will be paid in the Merger to the Company shareholders instead of issuing fractional shares of Parent Ordinary Shares will not exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and, with the possible exception of Company shareholders that hold shares of Company Common Stock through multiple brokers or multiple accounts, no Company shareholder will receive cash in lieu of Parent Ordinary Shares in an amount equal to or greater than the value of one full share of Parent Ordinary Shares.

          (xvi) Not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent will be received in the Transaction, in the aggregate, by Company shareholders who are U.S. persons in exchange for their shares of Company Common Stock as determined pursuant to the rules set forth in Treasury Regulation Section 1.367(a)-3(c).

          (xvii) Immediately after the Merger, not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent will be owned, in the aggregate (taking into account, to Company's knowledge, any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)), by U.S. persons that are at such time either officers or directors of Company or that owned stock representing five percent (5%) or more of the total voting power or total value of the stock of Company immediately prior to the Merger.

          (xviii) To Company's knowledge, for the entire thirty-six month period immediately preceding the Merger, either Parent or any qualified subsidiary (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or any qualified partnership (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation
     Section 1.367(a)-3(c)(3). To Company's knowledge Parent has no plan or intention to substantially dispose of or discontinue (or to allow any qualified subsidiary or qualified partnership to substantially dispose of or discontinue) the active trade or business referred to in the preceding sentence.

          (xix) To Company's knowledge the fair market value of the total outstanding equity of Parent (not taking into account assets acquired outside the ordinary course of business, unless Parent is permitted to take such assets into account pursuant to Treasury Regulation Section 1.367(a)-3(c)(3)(iii)), is at least equal to the fair market value of the total outstanding equity of Company.

          (xx) Neither the Company nor any Subsidiary of the Company has taken any action or failed to take any action that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code.

     2.   Relating to Merger Sub

          (i) To Company's knowledge Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger.

          (ii) To Company's knowledge, in the Merger, Merger Sub will have no liabilities assumed by Company and will not transfer to Company any assets subject to liabilities.

          (iii) At the time of the Merger and at the Effective Time, Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub. In addition, after the Merger, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger will continue to be held by the Surviving Corporation after the Merger. For the purpose of this representation, the following assets of Company or of Merger Sub, as the case may be, will be treated as property held by Company or Merger Sub, as the case may be, immediately prior to the Merger but not by the Surviving Corporation subsequent to the Merger: (i) assets disposed of by Company or the Surviving Corporation (other than assets sold to unrelated third parties for fair market value) subsequent to the Merger; (ii) assets of Company or Merger Sub (other than assets transferred from Merger Sub to Company in the Merger) that were, to Company's knowledge, disposed of prior to the Merger and in contemplation thereof; (iii) assets used by Company or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger; and (v) assets used to make distributions, redemptions, or other payments in respect of shares of Company Common Stock or stock of Merger Sub or rights to acquire such stock (including payments treated as such for tax purposes) that were, to Company's knowledge, made in contemplation of the Merger or that are related thereto, or that were, to Company's knowledge, made during the Pre-Merger Period.

          (iv) To Company's knowledge Merger Sub is not an Investment Company.

          (v) Except as specifically set forth in the Merger Agreement, Merger Sub will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder.

          (vi) There is no intercorporate indebtedness existing between Merger Sub and Company that was issued, acquired, or will be settled at a discount.

     Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Company pursuant to Parent's exercise of control over Company after the Merger.

     The undersigned recognizes that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects at all relevant times. If, prior to the Effective Time, any of the representations set forth herein cease to be accurate in any material respect, the undersigned agrees to deliver to you immediately a written notice to that effect. The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                                     Very truly yours,

                                                     JAZZ TECHNOLOGIES, INC.

                                                     By:_______________________
                                                     Name:_____________________
                                                     Title:____________________

                                    EXHIBIT D

                   FORM OF TAX REPRESENTATION LETTER (PARENT)

                               [Parent Letterhead]

                             ______________ __, 2008

O'Melveny & Myers LLP                           Cooley Godward Kronish LLP
275 Battery Street, Suite 2600                  101 California Street, 5th floor
San Francisco, CA 94111                         San Francisco, CA 94111

     Re: Merger pursuant to Agreement and Plan of Merger and Reorganization by and among Tower Semiconductor Ltd. , Armstrong Acquisition Corp. and Jazz Technologies, Inc.

Ladies and Gentlemen:

     This letter is furnished to you in connection with your rendering of opinions pursuant to Sections 5.2(e)(i) and 5.3(e)(i) of the Agreement and Plan of Merger and Reorganization dated May 19, 2008 (the "MERGER AGREEMENT") by and among Tower Semiconductor Ltd., an Israeli company ("PARENT"), Armstrong Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Jazz Technologies, Inc., a Delaware corporation ("COMPANY"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Company (the "MERGER") and Company will become a wholly owned subsidiary of Parent. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement. References herein to the "IRC" refer to the United States Internal Revenue Code of 1986, as amended, and references to a "TREASURY REGULATION" refer to a regulation promulgated under the IRC.

     After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following representations are true, correct and complete as of the date hereof and will continue to be true, correct and complete as of the Effective Time and thereafter where relevant:

     1.   General Reorganization Representations

          (i) The facts that relate to the Merger and related transactions, as described in the Registration Statement (including the Proxy Statement/Prospectus), as amended or supplemented through the date hereof, are true, correct, and complete in all material respects and will be true, correct, and complete in all material respects at the Effective Time (as if made as of the Effective Time).

          (ii) The fair market value of the Parent Ordinary Shares to be issued to each Company shareholder in the Merger is approximately equal to the fair market value of the shares of Company Common Stock to be surrendered by such Company shareholder in the Merger.

          (iii) Parent is in "Control" of Merger Sub. As used in this Section 1, "CONTROL" means direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation.

          (iv) Except with respect to acquisitions which are made on the open market through a broker at the prevailing market price from a shareholder whose identity is not known to Parent and are made pursuant to a stock repurchase program that was not a matter negotiated with Company or any Company shareholder, does not favor participation by any Company shareholder and pursuant to which the number of shares repurchased does not exceed the number of Parent shares outstanding prior to the Merger ("Open Market Acquisitions"), Company has no knowledge of any Parent plan or intention to reacquire or to cause or to allow any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4), or
     (e)(5) to purchase, redeem, or otherwise reacquire any Parent Ordinary Shares issued pursuant to the Merger Agreement.

          (v) Other than pursuant to this Merger Agreement, neither Parent nor any Person related to Parent within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has acquired any shares of Company Common Stock in contemplation of the transactions contemplated by the Merger Agreement (the "TRANSACTION") during the period beginning with the commencement of negotiations (whether formal or informal) regarding the Merger and ending at the Effective Time (the "PRE-MERGER PERIOD"), or otherwise as part of a plan of which the Transaction is a part. Neither Parent nor any Parent Affiliate will own beneficially or of record, or will have owned beneficially or of record during the five years immediately prior to the Effective Time, any shares of Company Common Stock, or other securities, options, warrants, or instruments giving the holder thereof the right to acquire shares of Company Common Stock or other securities offered by Company.

          (vi) In the Merger, Parent will acquire Company Common Stock solely in exchange for Parent Ordinary Shares (other than any cash paid in lieu of fractional shares, as described in paragraph (xv).

          (vii) Following the Merger, Parent has no current plan or intention to cause or permit the Surviving Corporation to issue additional shares of its stock that would affect Parent's acquisition or retention of Control of Company. For purposes of this paragraph, shares of Company Common Stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to Company stockholders in lieu of fractional Parent Ordinary Shares and cash paid to redeem Parent Ordinary Shares that are issued in the Merger (except as provided in paragraph (iii)) will be treated as shares of Company Common Stock outstanding on the date of the Merger but not exchanged for shares of Parent Ordinary Shares.

          (viii) Immediately following the Effective Time, the Surviving Corporation will be wholly owned directly by Parent. Parent has no current plan or intention: (i) to liquidate the Surviving Corporation or merge the Surviving Corporation into another entity; (ii) to sell or otherwise dispose of any shares or securities of, or other interests in, the Surviving Corporation held by Parent; or (iii) to sell or otherwise dispose of, or to cause the Surviving Corporation to sell or otherwise dispose of, any of Merger Sub's or Company's assets, or of any of the assets of Merger Sub or of Company acquired in the Merger; except with respect to: (x) dispositions of assets in the ordinary course of business; (y) transfers described in IRC ss.368(a)(2)(C), or in the applicable Treasury Regulations; or (z) sales of thE Surviving Corporation's assets to unrelated third parties for fair market value that do not prevent the continuation of Company's "historic business" or use of "historic business assets" as described in paragraph (ix) below.

          (ix) There is no current plan or intention by Parent, or a member of its qualified group of corporations (as defined by Treasury Regulations
     Section 1.368-1(d)(4)(ii)), to cause or allow the Merger to fail to satisfy the requirement for a reorganization set forth in Treasury Regulations
     Section 1.368-1(d) by causing or allowing the Surviving Corporation to discontinue the historic business of Company (or, alternatively, if Company has more than one line of business, by causing or allowing the Surviving Corporation to discontinue all of the significant lines of Company's historic business) and failing to use a significant portion of Company's historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of Company or use a significant portion of Company's historic business assets in a business or (b) the foregoing activities are undertaken by a partnership as contemplated by Treasury Regulations Section 1.368-1(d)(4).

          (x) Parent is not an "INVESTMENT COMPANY" within the meaning of IRC ss.ss.368(a)(2)(F)(iii) and (iV). As used in Sections 1 and 2 hereof, an "Investment Company" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. For this purpose, in determining total assets, cash and cash items (including receivables), and Government securities shall be excluded. The term "securities" includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies and real estate investment trusts, and other investments constituting a security within the meaning of the Investment Company Act of 1940 (15 U.S.C. 80a-2(36)).

          (xi) Except as specifically set forth in the Merger Agreement, Parent will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder. Parent has retained no Company shareholder to act as agent for Parent in connection with the Merger or approval thereof. Parent will reimburse no Company shareholder for shares of Company Common Stock such shareholder may have purchased or for other obligations such shareholder may have incurred.

          (xii) There is no intercorporate indebtedness existing between Parent and Company that was issued, acquired, or will be settled at a discount.

          (xiii) Immediately after the Merger, the fair market value of the Surviving Corporation's assets will exceed the amount of its liabilities plus the fair market value of the liabilities, if any, to which the Surviving Corporation's assets are subject.

          (xiv) All Parent Ordinary Shares issued in the Merger will be shares of voting stock and, to Parent's Knowledge, there are no restrictions on the voting rights with respect to such shares.

          (xv) The payment of cash in lieu of fractional shares of Parent Ordinary Shares in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Ordinary Shares and does not represent separately bargained-for consideration for Company Common Stock. The total cash consideration that will be paid in the Merger to the Company shareholders instead of issuing fractional shares of Parent Ordinary Shares will not exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and, with the possible exception of Company shareholders that hold shares of Company Common Stock through multiple brokers or multiple accounts, no Company shareholder will receive cash in lieu of Parent Ordinary Shares in an amount equal to or greater than the value of one full share of Parent Ordinary Shares.

          (xvi) To Company's knowledge, Parent has no plan or intention to liquidate Company, to merge Company into another corporation, to cause the Company to sell or otherwise dispose of any of its assets (except for dispositions in the ordinary course of business) or to sell or otherwise dispose of any Company Common Stock acquired in the transaction, except for transfers .

          (xvii) Not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent will be received in the Transaction, in the aggregate, by Company shareholders who are U.S. persons in exchange for their shares of Company Common Stock as determined pursuant to the rules set forth in Treasury Regulation Section 1.367(a)-3(c).

          (xviii) Immediately after the Merger, not more than fifty percent (50%) of the total voting power and not more than fifty percent (50%) of the total value of the stock of Parent stock will be owned, in the aggregate (taking into account, to Parent's Knowledge, any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)), by U.S. persons that are at such time either officers or directors of Company or that owned stock representing five percent (5%) or more of the total voting power or total value of the stock of Company immediately prior to the Merger.

          (xix) For the entire thirty-six month period immediately preceding the Merger, either Parent or any qualified subsidiary (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or any qualified partnership (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation
     Section 1.367(a)-3(c)(3). Parent has no plan or intention to substantially dispose of or discontinue (or to allow any qualified subsidiary or qualified partnership to substantially dispose of or discontinue) the active trade or business referred to in the preceding sentence.

          (xx) The fair market value of the total outstanding equity of Parent (not taking into account assets acquired outside the ordinary course of business, unless Parent is permitted to take such assets into account by Treasury Regulation Section 1.367(a)-3(c)(3)(iii)), is at least equal to the fair market value of the total outstanding equity of Company.

          (xxi) Parent has not taken any action or failed to take any action that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code.

     2.   Relating to Merger Sub

          (i) Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger.

          (ii) In the Merger, Merger Sub will have no liabilities assumed by Company and will not transfer to Company any assets subject to liabilities.

          (iii) At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger will be held by the Surviving Corporation after the Merger. In addition, after the Merger, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Merger will continue to be held by the Surviving Corporation after the Merger. For the purpose of this representation, the following assets of Company or of Merger Sub, as the case may be, will be treated as property held by Company or Merger Sub, as the case may be, immediately prior to the Merger but not by the Surviving Corporation subsequent to the Merger: (i) assets disposed of by Company or the Surviving Corporation (other than assets sold to unrelated third parties for fair market value) subsequent to the Merger; (ii) assets of Company or Merger Sub (other than assets transferred from Merger Sub to Company in the Merger) that were, to Parent's Knowledge, disposed of prior to the Merger and in contemplation thereof; (iii) assets used by Company or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger; (iv) assets used to make payments pursuant to the exercise of appraisal rights; and (v) assets used to make distributions, redemptions, or other payments in respect of shares of Company Common Stock or stock of Merger Sub or rights to acquire such stock (including payments treated as such for tax purposes) that were, to Parent's Knowledge, made in contemplation of the Merger or that are related thereto, or that were, to Parent's Knowledge, made during the Pre-Merger Period.

          (iv) Merger Sub is not an Investment Company.

          (v) Except as specifically set forth in the Merger Agreement, Merger Sub will pay its expenses, if any, incurred in connection with the Transaction and has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any Company shareholder.

          (vi) There is no intercorporate indebtedness existing between Merger Sub and Company that was issued, acquired, or will be settled at a discount.

          (vii) Merger Sub has not taken any action or failed to take any action that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and a transaction that is not subject to Section 367(a)(1) of the Code.

     The undersigned recognize that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Merger Agreement and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects at all relevant times. If, prior to the Effective Time, any of the representations set forth herein cease to be accurate in any material respect, the undersigned agree to deliver to you immediately a written notice to that effect. The undersigned recognize that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                        Very truly yours,

                                        PARENT

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                        MERGER SUB

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________